As filed with the Securities and Exchange Commission on February 13, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ELIZABETH ARDEN, INC.

(Exact name of registrant as specified in its charter)

Florida	2844	59-0914138
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2400 SW 145th Avenue

Miramar, Florida 33027

(954) 364-6900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Oscar E. Marina

ELIZABETH ARDEN, INC.

2400 SW 145th Avenue

Miramar, Florida 33027

(954) 364-6900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Jennifer A. Bensch, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153-0119

(212) 310-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee
7.375% Senior Notes due 2021	$100,000,000	100%	$100,000,000	$12,880

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 13, 2014

PROSPECTUS

Elizabeth Arden, Inc.

Offer to exchange all outstanding and unregistered

$100,000,000 7.375% Senior Notes due 2021 issued on January 30, 2014 for

7.375% Senior Notes due 2021

which have been registered under the Securities Act of 1933

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered notes for freely tradable notes that have been registered under the Securities Act of 1933.

MATERIAL TERMS OF THE EXCHANGE OFFER

•	Expires at 5:00 p.m., New York City time, on , 2014 unless extended.

•	The only conditions to completing the exchange offer are that the exchange offer, or the making of any exchange by a holder of old notes, does not violate applicable law or applicable interpretation of the staff of the Securities and Exchange Commission and no injunction, order or decree has been issued which would, in our reasonable judgment, prohibit, prevent or impair our ability to proceed with the exchange offer.

•	All old notes that are validly tendered and not validly withdrawn will be exchanged for new registered notes.

•	Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange of old notes for new registered notes will not be a taxable event for U.S. federal income tax purposes.

•	The terms of the new registered notes to be issued in the exchange offer are substantially identical to the old notes that we issued on January 30, 2014, except that certain transfer restrictions, registration rights and additional interest provisions relating to the old notes will not apply to the new registered notes.

•	We will not receive any cash proceeds from the exchange offer.

•	We do not intend to apply for listing of the registered notes on any securities exchange or automated quotation system.

Consider carefully the “Risk Factors” beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2014.

Each broker-dealer that receives new registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new registered notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new registered notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date, we will use our reasonable best efforts to amend or supplement this prospectus in order to expedite or facilitate such resales. See “Plan of Distribution.”

This prospectus incorporates business and financial information about us that is not included in or delivered with the prospectus and this information is available without charge to holders upon written or oral request to Elizabeth Arden, Inc., 2400 SW 145th Avenue, Miramar, FL 33027, telephone number (954) 364-6900, Attention: Investor Relations. In order to obtain timely delivery, holders must request the information no later than five business days before the expiration date of the exchange offer.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. We have also filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the new registered notes. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and in its exhibits. For further information relating to us and the notes, we refer you to the registration statement and its exhibits. Copies of these reports, proxy statements and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may request copies of these documents by writing to the SEC and paying a fee for the copying costs. You may also call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

This prospectus contains summaries, believed to be accurate, of the terms we consider material of certain documents, but reference is made to the actual documents, copies of which will be made available upon request at Elizabeth Arden, Inc., 2400 SW 145th Avenue, Miramar, FL 33027, telephone number (954) 364-6900, Attention: Investor Relations, for the complete information contained in those documents.

You should rely only upon the information provided in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in or incorporated by reference in this prospectus is accurate as of any date other than the dates specified in this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements that involve risks and uncertainties. Forward-looking statements provide current expectations of future events or performance based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can also be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “projects,” “intends,” “plans” and “predicts” and similar terms. In particular, these include statements relating to future actions, prospective products, future performance or results of current and anticipated products, sales efforts, expenses and/or cost savings, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, and financial results. Forward-looking statements are not guarantees of future performance and our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those factors set forth below which are discussed in the subsection entitled “Risk factors.”

•	factors affecting our relationships with our customers or our customers’ businesses, including the absence of contracts with customers, our customers’ financial condition, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including, but not limited to, levels of inventory carried at point of sale and practices used to control inventory shrinkage;

•	risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, disruptions in travel, unfavorable changes in U.S. or international laws or regulations, diseases and pandemics, and political instability in certain regions of the world;

•	our reliance on license agreements with third parties for the rights to sell most of our prestige fragrance brands;

•	our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers of distributed brands and components for manufacturing of owned and licensed brands;

•	delays in shipments, inventory shortages and higher supply chain costs due to the loss of or disruption in our distribution facilities or at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

•	our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact retailer and/or consumer confidence and demand, such as domestic or international recessions or economic uncertainty;

•	our ability to protect our intellectual property rights;

•	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;

•	our ability to successfully manage our inventories;

•	the quality, safety and efficacy of our products;

•	the impact of competitive products and pricing;

•	our ability to (i) implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, (ii) successfully and cost-effectively integrate acquired businesses or new brands, and (iii) finance our growth strategy and our working capital requirements;

•	our level of indebtedness, our ability to realize sufficient cash flows from operations to meet our debt service obligations and working capital requirements, and restrictive covenants in our revolving credit facility, second lien facility and the indenture governing the notes;

•	changes in product mix to less profitable products;

•	the retention and availability of key personnel;

•	changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations, laws or regulations relating to ingredients or other chemicals or raw materials contained in products or packaging, or accounting standards or critical accounting estimates;

•	the success of our global Elizabeth Arden brand repositioning efforts;

•	the impact of tax audits, including the ultimate outcome of the pending Internal Revenue Service examination of our U.S. federal tax returns for the fiscal years ended June 30, 2008 and June 30, 2009, changes in tax laws or tax rates, and our ability to utilize our deferred tax assets;

•	our ability to effectively implement, manage and maintain our global information systems and maintain the security of our confidential data and our employees and customers’ personal information, including our ability to successfully and cost effectively implement the last phase of our Oracle global enterprise system;

•	our reliance on third parties for certain outsourced business services, including information technology operations, logistics management and employee benefit plan administration;

•	the potential for significant impairment charges relating to our trademarks, goodwill, investments in other entities or other intangible assets that could result from a number of factors, including such entities’ business performance or downward pressure on our stock price; and

•	other unanticipated risks and uncertainties.

We caution that the factors described herein and other factors could cause our actual results of operations and financial condition to differ materially from those expressed in any forward-looking statements we make and that investors should not rely on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to revise or update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly filed documents into this prospectus, which means that we may disclose material information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any later information that we file with the SEC will automatically update and supersede this information. Any information that we file with the SEC after the date of the initial registration statement as to which this prospectus forms a part, and prior to the effectiveness of the registration statement, shall be deemed to be incorporated by reference in this prospectus. We will incorporate by reference the documents listed below and any additional documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the exchange offer is complete; provided that this prospectus will not incorporate any information that we may furnish to the SEC under Item 2.02 or Item 7.01 of Form 8-K.

The following documents that we previously filed with the SEC are incorporated by reference:

(1)	our Annual Report on Form 10-K for the fiscal year ended June 30, 2013 filed on August 12, 2013;

(2)	our Quarterly Reports on Form 10-Q for the quarter ended September 30, 2013, filed on November 1, 2013 and for the quarter ended December 31, 2013, filed on February 6, 2014;

(3)	our Definitive Proxy Statement on Schedule 14A, filed on October 10, 2013; and

(4)	our reports on Form 8-K filed on August 8, 2013 (but only with respect to Item 5.02), August 21, 2013, November 7, 2013, January 27, 2014 and January 30, 2014.

You can obtain copies of the documents incorporated by reference in the prospectus without charge through our website (www.elizabetharden.com) as soon as reasonably practicable after we electronically file the material with, or furnish it to, the SEC.

PROSPECTUS SUMMARY

The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (including the accompanying notes) appearing elsewhere in this prospectus and the documents incorporated by reference. Unless the context otherwise requires:

•	“Company,” “we,” “us” and “our” refer to Elizabeth Arden, Inc. and its subsidiaries;

•	“Elizabeth Arden” refers to Elizabeth Arden, Inc. as the issuer of the notes, and not to any of its subsidiaries; and

•	references to our fiscal years are to the twelve months ended June 30 of that year.

The Exchange Offer

On January 30, 2014, we issued in a private placement $100.0 million in aggregate principal amount of our 7.375% Senior Notes due 2021. We refer to those notes as the “old notes” and the private placement as the “original notes offering.” The old notes were offered as “additional notes” under an indenture pursuant to which we had previously issued notes, as described below. We entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to register the new registered notes and deliver to you this prospectus. You are entitled to exchange your old notes in the exchange offer for new registered notes with substantially identical terms, which we refer to as the “new registered notes.” Unless you are a broker-dealer or unable to participate in the exchange offer, we believe that the new registered notes to be issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933.

On January 21, 2011, under the same indenture pursuant to which we issued the old notes, we issued $250.0 million in aggregate principal amount of 7.375% senior notes due 2021 in transactions that were exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws, which we subsequently exchanged in a registered offering for notes (the “existing registered notes”) with substantially the same terms. We refer to the existing registered notes and the new registered notes collectively as the “registered notes” and the old notes and the registered notes collectively as the “notes.” The old notes, the existing registered notes and the new registered notes will be treated as a single series under the indenture and will have the same terms, except that certain transfer restrictions, registration rights and additional interest provisions that apply to the old notes do not apply to the existing registered notes and will not apply to the new registered notes.

You should read the discussion under the headings “The Exchange Offer” and “Description of the New Registered Notes” for further information regarding the registered notes.

Our Company

We are a global prestige beauty products company with an extensive portfolio of fragrance, skin care and cosmetic brands, including the iconic Elizabeth Arden brand. We sell our products through a variety of retail channels in the United States and approximately 120 countries internationally. For the year ended June 30, 2013, and the six months ended December 31, 2013, we generated net sales of $1.3 billion and $761.7 million, respectively.

Our Elizabeth Arden portfolio includes the following Elizabeth Arden branded prestige fragrance, skin care and cosmetics products:

Elizabeth Arden Skin Care	Visible Difference, Ceramide, Prevage®, and Eight Hour Cream

Elizabeth Arden Cosmetics	Lipstick, foundation and other color cosmetics products

Elizabeth Arden Fragrances	Red Door, Elizabeth Arden 5th Avenue, Elizabeth Arden Green Tea and UNTOLD

Our Prestige Fragrances portfolio includes the following celebrity, lifestyle and designer fragrances:

Celebrity Fragrances	The fragrance brands of Britney Spears, Elizabeth Taylor, Mariah Carey, Taylor Swift, Justin Bieber, Nicki Minaj, Jennifer Aniston and Usher

Lifestyle Fragrances	Curve, Giorgio Beverly Hills, PS Fine Cologne and White Shoulders

Designer Fragrances	Juicy Couture, Alfred Sung, BCBGMAXAZRIA, Ed Hardy, Geoffrey Beene, Halston, John Varvatos, Lucky, Rocawear and True Religion

In addition to our owned and licensed fragrance brands, we distribute approximately 250 additional prestige fragrance brands, primarily in the United States, through distribution agreements and other purchasing arrangements. In fiscal year 2013, 91% and 9% of our net sales were generated from owned/licensed brands and distributed brands, respectively.

Our net sales of products and net sales of products as a percentage of net sales for our fiscal years ended June 30, 2011, 2012 and 2013, are listed in the following chart:

	Year ended June 30,
	2011		2012		2013
(Amounts in millions)	Sales	%	Sales	%	Sales	%
Fragrance	$900.3	76%	$941.9	76%	$1,052.9	78%
Skin Care	207.1	18%	226.4	18%	226.0	17%
Cosmetics	68.1	6%	70.0	6%	65.6	5%

Total	$1,175.5	100%	$1,238.3	100%	$1,344.5	100%

Our operations are organized into the following operating segments, which also comprise our reportable segments:

•	North America (64% of net sales in fiscal 2013)—Our North America segment sells our portfolio of owned, licensed and distributed brands, including the Elizabeth Arden products, to department stores, mass retailers and distributors in the United States, Canada and Puerto Rico, and also includes our direct to consumer business, which is composed of the Elizabeth Arden branded retail outlet stores and our global e-commerce business. This segment also sells the Elizabeth Arden products through the Red Door beauty salons and spas, which are owned and operated by a third party licensee in which we have a minority investment.

•	International (36% of net sales in fiscal 2013)—Our International segment sells our portfolio of owned and licensed brands, including Elizabeth Arden products, to perfumeries, boutiques, department stores, travel retail outlets and distributors in approximately 120 countries outside of North America.

Our net sales by geographical area for the fiscal year ended June 30, 2013, are shown below:

We sell our prestige beauty products to retailers and other outlets in the United States and internationally, including;

•	U.S. department and specialty stores such as Macy’s, Dillard’s, Ulta, Belk, Sephora, Saks, Bloomingdales and Nordstrom;

•	U.S. mass retailers such as Wal-Mart, Target, Kohl’s, Walgreens, CVS and Marmaxx; and

•	International retailers such as Boots, Debenhams, Superdrug Stores, The Perfume Shop, Hudson’s Bay, Shoppers Drug Mart, Loblaws, Myer, Douglas and various travel retail outlets such as Nuance, Heinemann and World Duty Free.

In the United States, we sell our Elizabeth Arden skin care and cosmetics products primarily in department stores and our fragrances in department stores and mass retailers. We also sell our Elizabeth Arden fragrances, skin care and cosmetics products and other fragrance lines in approximately 120 countries worldwide through perfumeries, boutiques, department stores and travel retail outlets, such as duty free shops and airport boutiques, as well as through our Elizabeth Arden branded retail outlet stores and our website.

Our Executive Offices

We were incorporated under the laws of the State of Florida in 1960. Our executive offices are located at 2400 S.W. 145th Avenue, Miramar, Florida, 33027, and our telephone number is (954) 364-6900. We also have a website located at www.elizabetharden.com. The information that appears on our website is not part of this prospectus.

Summary of the Terms of the Exchange Offer

The exchange offer relates to the exchange of up to $100.0 million aggregate principal amount of old notes for an equal aggregate principal amount of new registered notes. On January 30, 2014, we issued and sold $100.0 million in aggregate principal amount of the old notes in a private placement. The form and terms of the new registered notes are substantially the same as the form and terms of the old notes, except that the new registered notes have been registered under the Securities Act, will not bear legends restricting their transfer and will not be subject to any increase in annual interest rate for failure to comply with the registration rights agreement. We issued the old notes under an indenture which grants you a number of rights. The new registered notes also will be issued under that indenture and you will have the same rights under the indenture as the holders of the old notes. See “Description of the New Registered Notes.”

Registration Rights Agreement	You are entitled under the registration rights agreement to exchange your old notes for new registered notes with substantially identical terms except that the new registered notes will not bear legends restricting their transfer and will not be subject to any increase in annual interest rate for failure to comply with the registration rights agreement. The exchange offer is intended to satisfy these rights. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

The registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradeable new registered notes in the exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your old notes registered under the Securities Act. See “The Exchange Offer—Procedures for Tendering.”

The Exchange Offer	We are offering to exchange $1,000 principal amount of 7.375% Senior Notes due 2021, which have been registered under the Securities Act, for each $1,000 principal amount of our unregistered 7.375% Senior Notes due 2021 issued on January 30, 2014. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not validly withdrawn will be exchanged.

As of this date, there is $100.0 million aggregate principal amount of old notes outstanding.

We will issue the new registered notes promptly after the expiration of the exchange offer.

Resales of the New Registered Notes	We believe that new registered notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if you meet the following conditions:

(1)	the new registered notes are acquired by you in the ordinary course of your business;

(2)	you are not engaging in and do not intend to engage in a distribution of the new registered notes;

(3)	you do not have an arrangement or understanding with any person to participate in the distribution of the new registered notes;

(4)	you are not an affiliate of ours, as that term is defined in Rule 405 under the Securities Act; and

(5)	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

Our belief is based on interpretation by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

If you do not meet the above conditions, you may incur liability under the Securities Act if you transfer any new registered note without delivering a prospectus meeting the requirements of the Securities Act. We do not assume or indemnify you against that liability.

Each broker-dealer that is issued new registered notes in the exchange offer for its own account in exchange for old notes which were acquired by that broker-dealer as a result of market-making activities or other trading activities must agree to deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new registered notes. A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer the new registered notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2014, unless we decide to extend the exchange offer. We do not intend to extend the exchange offer, although we reserve the right to do so.

Conditions to the Exchange Offer	The only conditions to completing the exchange offer are that the exchange offer, or the making of any exchange by a holder of old notes, does not violate applicable law or any applicable interpretation of the staff of the SEC and no injunction, order or decree has been issued which would, in our reasonable judgment, prohibit, prevent or materially impair our ability to proceed with the exchange offer. See “The Exchange Offer—Conditions.”

Procedures for Tendering Old Notes Held in the Form of Book-Entry Interests	The old notes were issued as global securities in fully registered form without coupons. Beneficial interests in the old notes which are held by direct or indirect participants in The Depository Trust Company, or DTC, are shown on, and transfers of the old notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

If you are a holder of an old note held in the form of a book-entry interest and you wish to tender your old note for exchange pursuant to the exchange offer, you must transmit to U.S. Bank National Association, as exchange agent, on or prior to the expiration of the exchange offer either:

•	a written or facsimile copy of a properly completed and executed letter of transmittal and all other required documents to the address set forth on the cover page of the letter of transmittal; or

•	a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

The exchange agent must also receive on or prior to the expiration of the exchange offer a timely confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC, in accordance with the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer—Book-Entry Transfer.”

A letter of transmittal accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC’s Automated Tender Offer Program system, you will represent to us that, among other things:

•	the new registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the new registered notes;

•	you do not have an arrangement or understanding with any person to participate in the distribution of the new registered notes;

•	you are not our affiliate, as that term is defined in Rule 405 under the Securities Act; and

•	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

Procedures for Tendering Certificated Old Notes	If you are a holder of book-entry interests in the old notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes which are in equal principal amounts to your book-entry interests. See “Description of the New Registered Notes—Form of Registered Notes.” No certificated notes are issued and outstanding as of the date of this prospectus. If you acquire certificated old notes prior to the expiration of the exchange offer, you must tender your certificated old notes in accordance with the procedures described in this prospectus under the heading “The Exchange Offer—Procedures for Tendering—Certificated Old Notes.”

Special Procedures for Beneficial Owners	If you are the beneficial owner of old notes and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your old notes, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name your old notes are registered. The transfer of registered ownership may take considerable time. See “The Exchange Offer—Procedures for Tendering—Procedures Applicable to All Holders.”

Acceptance of Old Notes and Delivery of New Registered Notes	Except under the circumstances described above under “Conditions to the Exchange Offer,” we will accept for exchange any and all old notes which are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The new registered notes to be issued to you in the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer—Terms of the Exchange Offer.”

Withdrawal	You may withdraw the tender of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date. We will return to you any old notes not accepted for exchange for any reason without expense to you as promptly as we can after the expiration or termination of the exchange offer.

Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer.

Consequences of Failure to Exchange	If you do not participate in the exchange offer, upon completion of the exchange offer, the liquidity of the market for your old notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange.

Federal Income Tax Consequences	The exchange of old notes will not be a taxable event for federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Summary of the Terms of the New Registered Notes

The following is a brief summary of some of the terms of the new registered notes. For a more complete description of the new registered notes, see “Description of the New Registered Notes” in this prospectus.

Issuer	Elizabeth Arden, Inc.

New Registered Notes Offered	$100.0 million aggregate principal amount of 7.375% Senior Notes due 2021 that have been registered under the Securities Act.

Maturity	March 15, 2021.

Interest Payment Dates	March 15 and September 15, commencing on September 15, 2014.

Optional Redemption	The new registered notes will be redeemable at our option, in whole or in part, at any time on or after March 15, 2016, at the redemption prices set forth in this prospectus, plus accrued and unpaid interest and additional interest, if any, to the redemption date.

At any time prior to March 15, 2014, we may redeem up to 35% of the principal amount of the new registered notes with the proceeds of one or more equity offerings at a redemption price of 107.375% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, to the redemption date.

At any time prior to March 15, 2016, we may also redeem some or all of the new registered notes at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, plus a “make-whole” premium.

Mandatory Offers to Purchase	The occurrence of a change of control will be a triggering event requiring us to offer to purchase from you all or a portion of your new registered notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of purchase.

Certain asset dispositions will be triggering events which may require us to use the proceeds from those asset dispositions to make an offer to purchase the new registered notes at 100% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of purchase, if such proceeds are not otherwise used within the time periods specified herein to, among other things, repay and permanently reduce our revolving credit facility or debt of any Restricted Subsidiary, as defined in the section entitled “Description of the New Registered Notes” in this prospectus, or to invest in additional assets related to our business.

Springing Guarantees	The new registered notes are not guaranteed by any of Elizabeth Arden, Inc.’s subsidiaries. If any of Elizabeth Arden, Inc.’s current or future domestic subsidiaries either guarantees or incurs any debt (other than intercompany indebtedness or indebtedness under our revolving credit facility) in excess of $10.0 million, then we will cause such domestic subsidiary to guarantee the new registered notes.

Ranking	The new registered notes:

•	will be Elizabeth Arden, Inc.’s general unsecured, unsubordinated obligations;

•	will rank equally in right of payment with all existing and future unsubordinated unsecured indebtedness of Elizabeth Arden, Inc.;

•	will be effectively subordinated to all existing and future secured indebtedness of Elizabeth Arden, Inc., including indebtedness under our revolving credit facility and our second lien facility, to the extent of the collateral securing such indebtedness;

•	will be senior in right of payment to any future indebtedness of Elizabeth Arden, Inc. that is expressly subordinated in right of payment to the notes; and

•	will be structurally subordinated to all the existing and future indebtedness and other liabilities of all subsidiaries that do not guarantee the new registered notes.

Since the new registered notes will be unsecured, in the event of a bankruptcy, liquidation, reorganization or other winding up of us or upon a default in payment with respect to, or the acceleration of, any indebtedness under our revolving credit facility, second lien facility or other secured indebtedness, our assets and the assets of our subsidiaries that guarantee and secure our revolving credit facility, second lien facility and/or other secured indebtedness will be available to pay obligations on the new registered notes only after all indebtedness under such other secured indebtedness has been repaid in full from such assets.

As of December 31, 2013, after giving effect to the original notes offering and the use of proceeds therefrom, we would have had total consolidated indebtedness of approximately $350.0 million (excluding approximately $3.2 million of outstanding letters of credit), none of which would have been secured by liens on our assets. As of December 31, 2013, our domestic subsidiaries had no indebtedness other than intercompany indebtedness and guarantees of amounts outstanding form time to time under our revolving credit facility.

Covenants	We will issue the new registered notes under the indenture dated as of January 21, 2011, (as supplemented by the first supplemental indenture dated January 30, 2014, the “indenture”) between us and U.S. Bank National Association, as trustee. The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries (as defined under the heading “Description of the New Registered Notes”) to:

•	incur or assume additional indebtedness;

•	issue redeemable stock and preferred stock;

•	repurchase capital stock;

•	make other restricted payments, including without limitation, paying dividends and making investments;

•	create liens;

•	redeem debt that is junior in right of payment to the notes;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	enter into agreements that restrict dividends from subsidiaries;

•	enter into mergers or consolidations;

•	enter into transactions with affiliates; and

•	guarantee indebtedness.

These covenants will be subject to a number of important exceptions and qualifications. For more details, see “Description of the New Registered Notes.”

Exchange Offer; Registration Rights	We agreed to offer to exchange the old notes for a new issue of substantially identical debt securities registered under the Securities Act as evidence of the same underlying obligation of indebtedness. We have also agreed to provide a shelf registration to cover resales of the notes under certain circumstances. If we fail to satisfy these obligations, we have agreed to pay additional interest to holders of the notes under specified circumstances.

Trading Market for the New Registered Notes	The new registered notes generally will be freely transferable. There can be no assurance as to the continuation or liquidity of any market for the new registered notes.

Use of Proceeds	We will not receive any cash proceeds upon completion of the exchange offer.

Risk Factors

See “Risk Factors” immediately following this summary for a discussion of certain risks relating to an investment in the notes.

RISK FACTORS

An investment in the new registered notes involves a high degree of risk. You should consider carefully the following risk factors, in addition to the other information set forth in this prospectus, before deciding to participate in the exchange offer. The factors set forth below, however, are generally applicable to the old notes, as well as the new registered notes.

Risks Relating to Our Business

We may be adversely affected by factors affecting our customers’ businesses.

Factors that adversely impact our customers’ businesses may also have an adverse effect on our business, prospects, results of operations, financial condition or cash flows. These factors may include:

•	any reduction in consumer traffic and demand as a result of economic downturns like domestic and international recessions;

•	any credit risks associated with the financial condition of our customers;

•	the effect of consolidation or weakness in the retail industry, including the closure of customer doors and the uncertainty resulting therefrom; and

•	inventory reduction initiatives and other factors affecting customer buying patterns, including any reduction in retail space commitment to fragrances and cosmetics and retailer practices used to control inventory shrinkage.

Fluctuations in foreign exchange rates could adversely affect our results of operations and cash flows.

We sell our products in approximately 120 countries around the world. During each of the years ended June 30, 2013 and 2012, we derived approximately 41% and 42%, respectively of our net sales from our international operations. We conduct our international operations in a variety of different countries and derive our sales in various currencies including the Euro, British pound, Swiss franc, Canadian dollar and Australian dollar, as well as the U.S. dollar. Most of our skin care and cosmetic products are produced in third-party manufacturing facilities located in the U.S. Our operations may be subject to volatility because of currency changes, inflation and changes in political and economic conditions in the countries in which we operate. With respect to international operations, our sales, cost of goods sold and expenses are typically denominated in a combination of local currency and the U.S. dollar. Our results of operations are reported in U.S. dollars. Fluctuations in currency rates can affect our reported sales, margins, operating costs and the anticipated settlement of our foreign denominated receivables and payables. A weakening of the foreign currencies in which we generate sales relative to the currencies in which our costs are denominated, which is primarily the U.S. dollar, could adversely affect our business, prospects, results of operations, financial condition or cash flows. Our competitors may or may not be subject to the same fluctuations in currency rates, and our competitive position could be affected by these changes.

We do not have contracts with customers or with suppliers of our distributed brands, so if we cannot maintain and develop relationships with such customers and suppliers our business, prospects, results of operations, financial condition or cash flows may be materially adversely affected.

We do not have long-term or exclusive contracts with any of our customers and generally do not have long-term or exclusive contracts with our suppliers of distributed brands. Our ten largest customers accounted for approximately 38% of our net sales in the year ended June 30, 2013. Our only customer who accounted for more than 10% of our net sales in the year ended June 30, 2013 was Wal-Mart (including Sam’s Club), who accounted for approximately 11% of our consolidated net sales and approximately 18% of our North America segment net sales. In addition, our suppliers of distributed brands, which represented approximately 9% of our net sales for fiscal 2013, generally can, at any time, elect to supply products to our customers directly or through another distributor. Our suppliers of distributed brands may also choose to reduce or eliminate the volume of their products distributed by us. The loss of any of our key suppliers or customers, or a change in our relationship with any one of them, could have a material adverse effect on our business, prospects, results of operations, financial condition or cash flows.

We depend on various licenses for a significant portion of our sales, and the loss of one or more licenses or agreements could have a material adverse effect on us.

Our rights to market and sell certain of our prestige fragrance brands are derived from licenses from unaffiliated third parties and our business is dependent upon the continuation and renewal of such licenses on terms favorable to us. Each license is for a specific term and may have optional renewal terms. In addition, such licenses may be subject to us making required minimum royalty payments, minimum advertising and promotional expenditures and meeting minimum sales requirements. Just as the loss of a license or other significant agreement may have a material adverse effect on us, a renewal on less favorable terms could have a material adverse effect on our business, prospects, results of operations, financial condition or cash flows.

We rely on third-party manufacturers and component suppliers for substantially all of our owned and licensed products.

We do not own or operate any significant manufacturing facilities. We use third-party manufacturers and component suppliers to manufacture substantially all of our owned and licensed products. Over the past few years, we have reduced the number of third-party manufacturers and component and materials suppliers that we use, and have implemented a “turnkey” manufacturing process for substantially all of our products in which we now rely on our third-party manufacturers for certain supply chain functions that we previously handled ourselves, such as component and materials planning, purchasing and warehousing. Our business, prospects, results of operations, financial condition or cash flows could be materially adversely affected if we experience any supply chain disruptions caused by this “turnkey” manufacturing process or other supply chain projects, or if our manufacturers or component suppliers were to experience problems with product quality, credit or liquidity issues, or disruptions or delays in the manufacturing process or delivery of the finished products or the raw materials or components used to make such products.

The loss of or disruption in our distribution facilities may have a material adverse effect on our business.

We currently have one distribution facility and one promotional set assembly facility in the United States and use a third-party fulfillment center in France primarily for European distribution. These facilities house a large portion of our inventory. Although we insure our inventory, any loss, damage or disruption of these facilities, or loss or damage of the inventory stored in them, could adversely affect our business, prospects, results of operations, financial condition or cash flows.

Our business is subject to regulation in the United States and internationally.

The manufacturing, distribution, formulation, packaging and advertising of our products and those we distribute for others are subject to numerous federal, state and foreign governmental regulations. The number of laws and regulations that are being enacted or proposed by state, federal and international governments and governmental authorities are increasing. Compliance with these regulations is difficult and expensive and may require reformulation, repackaging, relabeling or discontinuation of certain of our products. If we fail to adhere, or are alleged to have failed to adhere, to any applicable federal, state or foreign laws or regulations, or if such laws or regulations negatively affect sales of our products, our business, prospects, results of operation, financial condition or cash flows may be adversely affected. In addition, our future results could be adversely affected by changes in applicable federal, state and foreign laws and regulations, or the interpretation or enforcement thereof, including those relating to products or ingredients, product liability, trade rules and customs regulations, intellectual property, consumer laws, privacy laws, anti-corruption laws, as well as accounting standards and taxation requirements (including tax-rate changes, new tax laws and revised tax law interpretations).

Adverse U.S. or international economic conditions could negatively impact our business, prospects, results of operations, financial condition or cash flows.

We believe that consumer spending on beauty products is influenced by general economic conditions and the availability of discretionary income. Adverse U.S. or international economic conditions, such as the current economic environment in Europe, or periods of inflation or high energy prices can contribute to higher unemployment levels, decreased consumer spending, reduced credit availability and declining consumer confidence and demand, each of which poses risks to our business. A decrease in consumer spending and/or in retailer and consumer confidence and demand for our products could significantly negatively impact our net sales and profitability, including our operating margins and return on invested capital. Such economic conditions could cause some of our customers or suppliers to experience cash flow and/or credit problems and impair their financial condition, which could disrupt our business and adversely affect product orders, payment patterns and default rates and increase our bad debt expense. Adverse economic conditions could also adversely affect our access to the capital necessary for our business and our ability to remain in compliance with the financial covenant in our revolving credit facility that applies only in the event that we do not have the requisite average borrowing base capacity as set forth in our credit facility. If the recent adverse U.S. and international economic conditions persist or deteriorate further, our business, prospects, results of operations, financial condition or cash flows could be negatively impacted.

We may be adversely affected by domestic and international events that impact consumer confidence and demand.

Sudden disruptions in business conditions due to events such as terrorist attacks, diseases or natural disasters may have a short-term, or sometimes long-term, adverse impact on consumer confidence and spending. In addition, any reductions in travel or increases in restrictions on travelers’ ability to transport our products on airplanes due to general economic downturns, diseases, increased security levels, acts of war or terrorism could result in a material decline in the net sales and profitability of our travel retail business.

The beauty industry is highly competitive and if we cannot effectively compete our business and results of operations will suffer.

The beauty industry is highly competitive and can change rapidly due to consumer preferences and industry trends. Competition in the beauty industry is based on brand strength, pricing and assortment of products, in-store presence and visibility, innovation, perceived value, product availability and order fulfillment, service to the consumer, promotional activities, advertising, special events, new product introductions, e-commerce and mobile commerce initiatives and other activities. The trend toward consolidation in the retail trade has resulted in us becoming increasingly dependent on key retailers, including large-format retailers, who have increased their bargaining strength. This trend has also resulted in an increased risk related to the concentration of our customers. We compete primarily with global prestige beauty companies and multinational consumer product companies, some of whom have greater resources than we have and brands with greater name recognition and consumer loyalty than our brands. Our success depends on our products’ appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change, and on our ability to anticipate and respond in a timely and cost-effective manner to market trends through product innovations, product line extensions and marketing and promotional activities. As product life cycles shorten, we must continually work to develop, produce, and market new products and maintain and enhance the recognition of our brands. Net revenues and margins on beauty products tend to decline as they advance in their life cycles, so our net revenues and margins could suffer if we do not successfully and continuously develop new products. This issue is further compounded by the rapidly increasing use and proliferation of social and digital media by consumers, and the speed with which information and opinions are shared. Constant product innovation also can place a strain on our financial and personnel resources. We may incur expenses in connection with product innovation and development, marketing and advertising that are not subsequently supported by a sufficient level of sales, which could negatively affect our results of operations. These competitive factors, as well as new product risks, could have an adverse effect on our business, prospects, results of operations, financial condition or cash flows.

Our business strategy depends upon our ability to increase sales of the Elizabeth Arden brand and our prestige fragrance portfolio, as well as our ability to acquire or license additional brands or secure additional distribution arrangements and obtain the required financing for these agreements and arrangements.

Our business strategy contemplates the continued growth of our portfolio of owned, licensed and distributed brands. In addition, efforts to increase sales of the Elizabeth Arden brand and our prestige fragrance portfolio, such as our global repositioning of the Elizabeth Arden brand, may require investments that may result in material short-term expenditures without any current revenue, and we may not ultimately achieve our net sales or earnings estimates associated with such efforts. Our future expansion through acquisitions, new product licenses or new product distribution arrangements, if any, will depend upon our ability to identify suitable brands to acquire, license or distribute and our ability to obtain the required financing for these acquisitions, licenses or distribution arrangements, and thus depends on the capital resources and working capital available to us. We may not be able to identify, negotiate, finance or consummate such acquisitions, licenses or arrangements, or the associated working capital requirements, on terms acceptable to us, or at all, which could hinder our ability to increase revenues and build our business.

The success of our business depends, in part, on the demand for celebrity and designer fragrance products.

We have license agreements to manufacture, market and distribute a number of celebrity and designer fragrance products, including those of Elizabeth Taylor, Britney Spears, Mariah Carey, Taylor Swift, Justin Bieber, Nicki Minaj, Juicy Couture, John Varvatos, Ed Hardy, BCBGMAXAZRIA and True Religion. In fiscal 2013, we derived approximately 47% of our net sales from celebrity and designer fragrance brands. The demand for these products is, to some extent, dependent on the appeal to consumers of the particular celebrity or designer and the celebrity’s or designer’s reputation. To the extent that the celebrity/designer fragrance category or a particular celebrity or designer ceases to be appealing to consumers or a celebrity’s or designer’s reputation is adversely affected, sales of the related products and the value of the brands can decrease materially. In addition, under certain circumstances, lower net sales may shorten the duration of the applicable license agreement.

We may not be able to successfully and cost-effectively integrate acquired businesses or new brands.

Acquisitions entail numerous integration risks and impose costs on us that could materially and adversely affect our business, prospects, results of operations, financial condition or cash flows, including:

•	difficulties in assimilating acquired operations, products or brands, including disruptions to our operations or the unavailability of key employees from acquired businesses;

•	diversion of management’s attention from the day-to-day management of our core business;

•	adverse effects on existing business relationships with suppliers and customers;

•	incurrence or assumption of additional debt and liabilities, as well as the potential for increased claims and litigation; and

•	incurrence of significant amortization expenses related to intangible assets and the potential impairment of acquired assets.

Our business could be adversely affected if we are unable to successfully protect our intellectual property rights.

The market for our products depends to a significant extent upon the value associated with the trademarks and patents that we own or license. We own, or have licenses or other rights to use, the material available trademarks and patents used in connection with the ingredients, packaging, marketing and distribution of our major owned and licensed products both in the U.S. and in certain other countries where such products are principally sold.

Although most of our brand names are registered in the U.S. and in certain foreign countries in which we operate, we may not be successful in asserting trademark protection. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S. The costs required to protect our trademarks and patents may be substantial. We also cannot assure that the owners of the trademarks that we license can or will successfully maintain their intellectual property rights.

If other parties infringe on our intellectual property rights or the intellectual property rights that we license, the value of our brands in the marketplace may be diluted. In addition, any infringement of our intellectual property rights would also likely result in a commitment of our time and resources to protect these rights through litigation or otherwise. We may infringe on others’ intellectual property rights, which may result in a reduction in sales or profitability and a commitment of our time and resources to defend through litigation or otherwise. One or more adverse judgments with respect to these intellectual property rights could negatively impact our ability to compete and could materially adversely affect our business, prospects, results of operations, financial condition or cash flows.

If our intangible assets, such as trademarks, patents and goodwill, become impaired, we may be required to record a significant non-cash charge to earnings which would negatively impact our results of operations.

Exclusive brand licenses, trademarks and intangibles comprise a material portion of our total consolidated assets. Completed acquisitions, like the recent acquisitions of the licenses for the Ed Hardy, True Religion, BCBGMAXAZRIA, Justin Bieber and Nicki Minaj fragrance brands, typically result in an increase in other intangibles on our balance sheet. Under accounting principles generally accepted in the United States, we review our intangible assets, including our trademarks, patents, licenses and goodwill, for impairment annually, or more frequently if events or changes in circumstances indicate the carrying value of our intangible assets may not be fully recoverable. The carrying value of our intangible assets may not be recoverable due to factors such as a decline in our stock price and market capitalization, reduced estimates of future cash flows, including those associated with the specific brands to which intangibles relate, or slower growth rates in our industry. Estimates of future cash flows are based on a long-term financial outlook of our operations and the specific brands to which the intangible assets relate. However, actual performance in the near-term or long-term could be materially different from these forecasts, which could impact future estimates and the recorded value of the intangibles. For example, a significant sustained decline in our stock price and market capitalization may result in impairment of certain of our intangible assets, including goodwill, and a significant charge to earnings in our financial statements during the period in which an impairment is determined to exist. Any such impairment charge could materially reduce our results of operations.

We are subject to risks related to our international operations.

We operate on a global basis, with sales in approximately 120 countries. Approximately 41% of our fiscal 2013 net sales were generated outside of the United States. Our international operations could be adversely affected by:

•	import and export license requirements;

•	trade restrictions;

•	changes in tariffs and taxes;

•	restrictions on repatriating foreign profits back to the United States;

•	compliance with, changes in, or our unfamiliarity with, applicable foreign laws and regulations, including those related to product registration, anti-corruption, ingredients and labeling, including changes in the interpretation or enforcement of such laws and regulations;

•	difficulties in staffing and managing international operations; and

•	changes in social, political, legal, economic and other conditions.

Unanticipated changes in our tax provisions, the adoption of new tax legislation or exposure to additional tax liabilities could affect our profitability and cash flows.

We are subject to income and other taxes in the United States and numerous foreign jurisdictions. Our effective tax rate in the future could be adversely affected by changes to our operating structure, changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws and the discovery of new information in the course of our tax return preparation process. In particular, the carrying value of deferred tax assets, which are predominantly in the United States, is dependent on our ability to generate future taxable income in the United States. From time to time, tax proposals are introduced or considered by the United States Congress or the legislative bodies in foreign jurisdictions that could also affect our tax rate, the carrying value of our deferred tax assets, or our other tax liabilities. Our tax liabilities are also affected by the amounts we charge for inventory, services, licenses, funding and other items in intercompany transactions. We are subject to ongoing tax audits in various jurisdictions, and tax authorities may disagree with our intercompany charges, cross jurisdictional transfer pricing or other matters and assess additional taxes. We regularly assess the likely outcomes of these audits in order to determine the appropriateness of our tax provision. In connection with an examination of our U.S. federal tax returns for the years ended June 30, 2008 and June 30, 2009, the Internal Revenue Service (the “IRS”) proposed adjustments that would increase our U.S. taxable income by $29.1 million in the aggregate for both of those years. We disagree with the proposed adjustments and intend to vigorously contest them and pursue all available remedies. However, there can be no assurance that we will prevail in the IRS appeals process or accurately predict the outcomes of other tax audits, and the amounts ultimately paid upon resolution of audits could be materially different from the amounts previously included in our income tax expense. As a result, the ultimate resolution of these tax audits, changes in tax laws or tax rates, and the ability to utilize our deferred tax assets could materially affect our tax provision, net income and cash flows in future periods.

Our quarterly results of operations fluctuate due to seasonality and other factors, and we may not have sufficient liquidity to meet our seasonal working capital requirements.

We generate a significant portion of our net income in the first half of our fiscal year as a result of higher sales in anticipation of the holiday season. Similarly, our working capital needs are greater during the first half of the fiscal year. We may experience variability in net sales and net income on a quarterly basis as a result of a variety of factors, including new product innovations and launches, the size and timing of customer orders and additions or losses of brand distribution rights. If we were to experience a significant shortfall in sales or internally generated funds, we may not have sufficient liquidity to fund our business.

Our success depends, in part, on the quality, efficacy and safety of our products.

Our success depends, in part, on the quality, efficacy and safety of our products. If our products are found to be defective or unsafe, or if they otherwise fail to meet customer or consumer standards, our relationships with customers or consumers could suffer, the appeal of one or more of our brands could be diminished, and we could lose sales and/or become subject to liability claims, any of which could have a material adverse effect on our business, prospects, results of operations, financial condition or cash flows.

Our success depends upon the retention and availability of key personnel and the succession of senior management.

Our success largely depends on the performance of our management team and other key personnel. Our future operations could be harmed if we are unable to attract and retain talented, highly qualified senior executives and other key personnel. In addition, if we are unable to effectively provide for the succession of senior management, including our chief executive officer, our business, prospects, results of operations, financial condition or cash flows may be materially adversely affected.

Our global information systems are subject to outages, hacking and other risks and the failure to adequately maintain the security of our electronic and confidential information could materially adversely affect our financial condition and results of operations.

We have information systems that support our business processes, including supply chain, marketing, sales, order processing, distribution, finance and intercompany communications throughout the world. We are commencing an upgrade to certain of our information systems relating to our supply chain and logistics functions, which will require a substantial investment and dedication of management resources. In addition, all of our global information systems are susceptible to outages due to fire, floods, tornadoes, hurricanes, power loss, telecommunications failures, security breaches and similar events. Despite the implementation of network security measures, our systems may also be vulnerable to computer viruses, “hacking” and similar disruptions from unauthorized tampering. Our business, prospects, results of operations, financial condition or cash flows may be adversely affected by the occurrence of these or other events that could disrupt or damage our information systems, any failure to properly maintain or upgrade our information systems, and/or any failure to implement our supply chain and logistics information system upgrade on a timely and cost-effective basis.

In addition, as part of our normal business activities, we collect and store certain confidential information, including personal information with respect to customers and employees. In addition, the success of our e-commerce operations depends on the secure transmission of confidential and personal data over public networks, including the use of cashless payments. Any failure on the part of us or our vendors to properly maintain the security of our confidential data and our employees’ and customers’ personal information could result in business disruption, damage to our reputation, financial obligations to third parties, fines, penalties, regulatory proceedings and private litigation with potentially large costs and other competitive disadvantages, and could accordingly have a material adverse impact on our business, financial condition and results of operations.

We outsource certain functions, making us dependent on the entities and facilities performing those functions.

We are continually looking for opportunities to secure essential business services in a more cost-effective manner, without impacting the quality of the service rendered. In some cases, this requires the outsourcing of functions or parts of functions that can be performed more effectively by external service providers. These include certain information systems functions such as information technology operations, certain human resource functions such as payroll processing and employee benefit plan administration, and our European logistics management. We believe that we conduct appropriate due diligence before entering into agreements with the outsourcing entity, and we use service level agreements and operating metrics to monitor and assess performance. We believe the failure of one or more entities to properly provide the expected services without disruption, provide them on a timely basis or to provide them at the prices we expect may have a material adverse effect on our results of operations or financial condition. In addition, substantially all of our data center operations are located in a facility in Raleigh, North Carolina, and any loss of or damage to the facility could have a material adverse effect on our business, results of operations, prospects, financial condition or cash flows.

Our success depends, in part, on our ability to successfully manage our inventories.

The competitive nature of the beauty industry and rapidly changing consumer preferences require constant product innovation and have led to the shortening of product life cycles. As a result, we monitor our inventories based on forecasted demand, the estimated market value and shelf life of our inventory and our historic experience. If we misjudge consumer preferences or demands or future sales do not reach forecasted levels, however, we could have excess inventory that we may need to hold for a long period of time, write down, sell at prices lower than expected or discard. If we are not successful in managing our inventory, our business, results of operations, financial condition, or cash flows could be adversely affected.

Risks Relating to the Notes and Our Indebtedness

Our level of debt and debt service obligations, and the restrictive covenants in our credit agreements and the indenture governing the notes, may reduce our operating and financial flexibility and could adversely affect our business and growth prospects.

At December 31, 2013, after giving effect to the original notes offering and the use of proceeds therefrom, we would have had total debt of approximately $350.0 million (excluding approximately $3.2 million of outstanding letters of credit), none of which would have been outstanding under our revolving credit facility, and no outstanding borrowings under our second lien facility. Our credit agreements governing our revolving credit facility and second lien facility and the indenture governing the notes contain covenants and other requirements that may limit our operating and financial flexibility. Our indebtedness could adversely impact our business, prospects, results of operations, financial condition or cash flows by increasing our vulnerability to general adverse economic and industry conditions and restricting our ability to consummate acquisitions or fund working capital, capital expenditures and other general corporate requirements.

Specifically, our credit agreements and the indenture governing the notes limit or otherwise affect our ability to, among other things:

•	incur or assume additional indebtedness;

•	issue redeemable stock and preferred stock;

•	repurchase capital stock;

•	make other restricted payments, including without limitation, paying dividends and making investments;

•	create liens;

•	redeem debt that is junior in right of payment to the notes;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	enter into agreements that restrict dividends from subsidiaries;

•	enter into mergers or consolidations;

•	enter into transactions with affiliates; and

•	guarantee indebtedness.

These restrictions could limit our ability to finance our future operations or capital needs, make acquisitions or pursue available business opportunities. Our credit agreements also require us to maintain specified amounts of borrowing capacity or maintain a debt service coverage ratio. Our ability to meet these conditions and our ability to service our debt obligations depend upon our operating performance, which can be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. If our actual results deviate significantly from our projections, we may not be able to service our debt or remain in compliance with the conditions contained in our credit agreements, and we would not be allowed to borrow thereunder. If we were not able to borrow under our revolving credit facility or second lien facility, we would be required to develop an alternative source of liquidity. We cannot assure you that we could obtain replacement financing on favorable terms or at all.

A default under either of our credit agreements could also result in a default under the indenture governing the notes. Upon the occurrence of an event of default under the indenture, all amounts outstanding thereunder and under our other indebtedness may be declared to be immediately due and payable. If we were unable to repay amounts due on our revolving credit facility or second lien facility, the lenders’ under each such facility would have the right to proceed against the collateral granted to them to secure that debt.

Despite our existing indebtedness, we may still incur more debt, including debt ranking equal to the notes, which could exacerbate the risks described above.

We may be able to incur substantial additional indebtedness in the future. Although covenants under the indenture governing the notes and the credit agreements governing our revolving credit facility and second lien facility limit our ability to incur certain additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional debt that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. To the extent that we incur additional indebtedness, the risks associated with our leverage described above, including our possible inability to service our debt, including the notes, would increase.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations, including the notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, such alternative actions may not allow us to meet our scheduled debt service obligations. Our credit agreements and the indenture governing the notes restrict our ability to dispose of assets and use the proceeds from any such dispositions. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See “Description of Other Indebtedness” and “Description of the New Registered Notes.”

If we cannot make scheduled payments on our debt, we will be in default and, as a result, holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under our new credit agreement could terminate their commitments to loan money and we could be forced into bankruptcy or liquidation, in each case, which could result in your losing your investment in the notes.

Our ability to repay the notes depends on the performance of our subsidiaries and their ability to make payments or distributions.

We conduct a significant portion of our operations through our subsidiaries. Accordingly, repayment of our indebtedness, including the notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Elizabeth Arden, Inc.’s subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Elizabeth Arden, Inc.’s subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the notes limits the ability of certain of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

The notes are structurally subordinated to all indebtedness of our existing and future subsidiaries. In addition, our obligations under our revolving credit facility are guaranteed by certain of our domestic subsidiaries. The notes do not have the benefit of any guarantees.

Currently, none of our subsidiaries guarantee the notes. As a result, the notes are structurally subordinated to all indebtedness and other obligations of all of our subsidiaries such that, in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary, all of such subsidiary’s creditors (including trade creditors and preferred stockholders, if any) would be entitled to payment in full out of such subsidiary’s assets before we would be entitled to any payment. In addition, our revolving credit facility is guaranteed by certain of our domestic subsidiaries. The notes do not have the benefit of these guarantees and may never have the benefit of these guarantees. See “Description of the New Registered Notes—Certain covenants—Future Guarantors.” As a result of the guarantees of our revolving credit facility, holders of the notes are structurally subordinated to the lenders under our revolving credit facility with respect to the assets of the subsidiaries providing a guarantee.

For the year ended June 30, 2013 and the six months ended December 31, 2013, before intercompany eliminations, the subsidiary guarantors under our revolving credit facility contributed approximately $557 million and $311 million, respectively, to our net sales, and as of December 31, 2013, these subsidiaries held approximately $346 million of our total assets. As of December 31, 2013, our domestic subsidiaries, including the revolving credit facility subsidiary guarantors, have no indebtedness other than intercompany indebtedness and guarantees of amounts outstanding from time to time under our revolving credit facility.

Your right to receive payments on the notes is effectively subordinated to the right of lenders who have security interests in our assets, to the extent of the value of those assets.

Elizabeth Arden, Inc.’s obligations under the notes are unsecured and, therefore, are effectively subordinated to Elizabeth Arden, Inc.’s secured obligations to the extent of the value of the assets securing such obligations. Each of Elizabeth Arden, Inc.’s existing and subsequently acquired or organized material direct or indirect domestic subsidiaries provide guarantees of our revolving credit facility, subject to certain exceptions, which is secured by a first-lien security interest in our U.S. accounts receivable and U.S. inventory. Our second lien facility is secured by a second priority lien on all of our U.S. accounts receivable and inventories.

If we are declared bankrupt or insolvent, or if we default under either of our credit agreements, the lenders under each such facility could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness under either facility, the lenders under such facility could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. In any such event, because the notes are not secured by any of our assets, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. See “Description of Other Indebtedness.”

As of December 31, 2013, after giving effect to the original offering and the use of proceeds therefrom, we would have had no secured indebtedness.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest to the purchase date. The source of funds for any such purchase of the notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, our ability to repurchase the notes may be limited by law or by the agreements governing our other existing or future indebtedness. Specifically, we will be contractually restricted under the terms of our credit agreements from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes, unless we are able to refinance or obtain a waiver under our credit agreements. If we fail to repurchase the notes after we are required to do so, we will go into default under the indenture governing the notes and under our credit agreements.

If a change of control were to occur, we cannot assure you that we would have sufficient funds to repay debt outstanding under our credit agreements or any securities which we would be required to offer to purchase or that become immediately due and payable as a result. We may require additional financing from third parties to fund any such purchases, and we cannot assure you that we would be able to obtain financing on satisfactory terms, or at all.

An active trading market may not be maintained for the new registered notes.

The new registered notes generally will be freely transferable. We do not intend to apply for the new registered notes to be listed on any securities exchange or to arrange for the new registered notes to be quoted on any quotation system. Therefore, an active market for the new registered notes may not be maintained, which would adversely affect the market price and liquidity of the new registered notes. In such case, the holders of the new registered notes may not be able to sell their new registered notes at a particular time or at a favorable price. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the new registered notes may experience similar disruptions and any such disruptions may adversely affect the liquidity in such market and/or the prices at which you may sell your new registered notes. In addition, subsequent to their initial issuance, the new registered notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to our company or the notes could cause the liquidity or market value of the notes to decline.

The notes have been rated by nationally recognized statistical rating agencies and may in the future be rated by additional rating agencies. We also have corporate ratings assigned by rating agencies. We cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Any downgrade, suspension or withdrawal of a rating by a rating agency could reduce the liquidity or market value of the notes.

Holders of old notes who fail to exchange their old notes in the exchange offer will continue to be subject to restrictions on transfer.

If you do not exchange your old notes for new registered notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussions below under the caption “Certain United States Federal Income Tax Considerations.”

You must comply with the exchange offer procedures in order to receive new, freely tradable new registered notes.

Delivery of the new registered notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made in accordance with the procedures described in this prospectus. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreements will terminate.

Some holders who exchange their old notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new registered notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

THE EXCHANGE OFFER

Purpose and Effect

We issued the old notes on January 30, 2014 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States. In connection with this issuance, we entered into the indenture and the registration rights agreement. These agreements require that we file a registration statement under the Securities Act with respect to the new registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your old notes for a like principal amount of new registered notes. These new registered notes will be issued without a restrictive legend and, except as set forth below, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the old notes and the new registered notes will terminate, except as provided in the last paragraph of this section. A copy of the indenture relating to the notes and the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus is a part. We will not be required to pay any additional interest, assuming:

•	we have exchanged the new registered notes for the old notes within 270 days of the date that the old notes were issued;

•	if we are required under certain circumstances to file a shelf registration statement, such shelf registration statement is declared effective by the SEC within 270 days of the date that the old notes were issued; and

•	if we are required to file a shelf registration statement, and such shelf registration statement becomes effective but then ceases to be effective, it remains not effective for less than 75 days in any twelve-month period that it is required to be effective.

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, if you are not our “affiliate” within the meaning of Rule 405 under the Securities Act or a broker-dealer referred to in the next paragraph, we believe that new registered notes to be issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act. This interpretation, however, is based on your representation to us that:

(1) the new registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

(2) you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of us;

(3) you are not engaging in and do not intend to engage in, and do not intend to engage in, a distribution of the new registered notes to be issued to you in the exchange offer;

(4) you have no arrangement or understanding with any person to participate in the distribution of the new registered notes to be issued to you in the exchange offer;

(5) if you are a participating broker-dealer that will receive new registered notes for your own account in exchange for the old notes that were acquired as a result of market-making activities, you will deliver a prospectus in connection with any resale of the new registered notes; and

(6) you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

If you tender your old notes in the exchange offer for the purpose of participating in a distribution of the new registered notes to be issued to you in the exchange offer, you cannot rely on this interpretation by the staff of the SEC. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If you will not receive freely tradeable new registered notes in the exchange offer or are not eligible to participate in the exchange offer, you can elect, by indicating on the letter of transmittal and providing additional necessary information, to have your old notes registered in a “shelf” registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement, we will be required to use our reasonable best efforts to keep the shelf registration statement effective for a period of one year from the date the shelf registration statement is declared effective by the SEC or a shorter period that will terminate when all of the old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See “—Procedures for Tendering” below.

Consequences of Failure to Exchange

After we complete the exchange offer, if you have not tendered your old notes, you will not have any further registration rights, except as set forth above. Your old notes will continue to be subject to restrictions on transfer. Therefore, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of new registered notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 principal amount.

The form and terms of the new registered notes are substantially the same as the form and terms of the old notes, except that the new registered notes to be issued in the exchange offer have been registered under the Securities Act, will not bear legends restricting their transfer and will not be subject to any increase in annual interest rate for failure to comply with the registration rights agreement. The new registered notes will be issued pursuant to, and entitled to the benefits of, the indenture. The indenture also governs the old notes. The registered notes and the old notes will be deemed one issue of notes under the indenture.

As of the date of this prospectus, $100.0 million in aggregate principal amount of old notes were outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old notes. You do not have any appraisal or dissenters’ rights in connection with the exchange offer under the Florida Business Corporation Act or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered old notes when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the new registered notes from us. If we do not accept any tendered notes because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, we will return certificates for any unaccepted old notes, without expense, to the tendering holder as promptly as practicable after the expiration date.

You will not be required to pay brokerage commissions or fees or, except as set forth below under “—Transfer Taxes,” transfer taxes with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See “—Fees and Expenses” below.

Expiration Date; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2014, unless we determine, in our sole discretion, to extend the exchange offer, in which case, it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

We also reserve the right, in our sole discretion,

(1) to delay accepting any old notes or, if any of the conditions set forth below under “—Conditions” have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of the delay or termination to the exchange agent, or

(2) to amend the terms of the exchange offer in any manner, by complying with Rule 14e-l(d) under the Exchange Act to the extent that rule applies.

We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to pay the consideration offered, or return the old notes surrendered for exchange, promptly after the termination or withdrawal of the exchange offer. We will notify you as promptly as we can of any extension, termination or amendment.

Procedures for Tendering

Book-entry interests

The old notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

If you hold your old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either: (1) a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or (2) a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

In addition, in order to deliver old notes held in the form of book-entry interests a timely confirmation of book-entry transfer of the notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described below under “—Book-Entry Transfer” must be received by the exchange agent prior to the expiration date.

The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or old notes to us. You may request your broker, dealer, commercial bank, trust company, or nominee to effect the above transactions for you.

Certificated Old Notes

If any certificated old notes are issued, only registered holders of such certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under “—Exchange Agent.” In addition, in order to validly tender your certificated old notes the certificates representing your old notes must be received by the exchange agent prior to the expiration date.

Procedures Applicable to All Holders

If you tender an old note and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

(1)	old notes tendered in the exchange offer are tendered either

(A)	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(B)	for the account of an eligible institution; and

(2)	the box entitled “Special Registration Instructions” on the letter of transmittal has not been completed.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. This determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

You must cure any defects or irregularities in connection with tenders of your old notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

(1)	you improperly tender your old notes;

(2)	you have not cured any defects or irregularities in your tender; and

(3)	we have not waived those defects, irregularities or improper tender.

The exchange agent will return your notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

In addition, we reserve the right in our sole discretion to:

(1)	purchase or make offers for, or offer new registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;

(2)	terminate the exchange offer; and

(3)	to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

The terms of any of these purchases or offers could differ from the terms of the exchange offer.

By tendering, you will represent to us that, among other things:

(1)	the new registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business,

(2)	you are not engaging in and do not intend to engage in a distribution of the new registered notes to be acquired by you in the exchange offer,

(3)	you do not have an arrangement or understanding with any person to participate in the distribution of the new registered notes to be acquired by you in the exchange offer,

(4)	you are not our “affiliate,” as defined under Rule 405 of the Securities Act and

(5)	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

In all cases, issuance of new registered notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

Withdrawal Rights

You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date.

The notice of withdrawal must:

(1)	state your name;

(2)	identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount of withdrawn notes;

(3)	be signed by you in the same manner as you signed the letter of transmittal when you tendered your old notes, including any required signature guarantees or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

(4)	specify the name in which the old notes are to be registered, if different from yours.

We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue new registered notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of any old notes for exchange any of the following events occur:

(1)	any injunction, order or decree has been issued by any court or any governmental agency that would, in our reasonable judgment, prohibit, prevent or otherwise impair our ability to proceed with the exchange offer; or

(2)	the exchange offer, or the making of any exchange by a holder of old notes, violates any applicable law or any applicable interpretation of the staff of the SEC.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no new registered notes will be issued in exchange for any of those old notes, if at the time the notes are tendered any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

Interest

The old notes are deemed to accrue interest from and including September 15, 2013. The first interest payment on the new registered notes will be made on September 15, 2014. We will pay interest on the new registered notes semi-annually on March 15 and September 15 of each year. Assuming the new registered notes are issued prior to September 15, 2014, holders of old notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest accrued on the old notes from March 15, 2014 until the date of the issuance of the new registered notes. Consequently, holders of the new registered notes will receive the same interest payments that they would have received had they not accepted the exchange offer.

Exchange Agent

We have appointed U.S. Bank National Association as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail: U.S. Bank National Association 60 Livingston Avenue St. Paul, MN 55107 Attn: Specialized Finance Dept	By Hand or Overnight Courier: U.S. Bank National Association 60 Livingston Avenue St. Paul, MN 55107 Attn: Specialized Finance Dept For information, call: (800) 934-6802	By Facsimile: U.S. Bank National Association (651) 495-8158 Attn: Specialized Finance Dept

The exchange agent also acts as trustee under the indenture.

Fees and Expenses

We will not pay brokers, dealers, or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including accounting, legal, printing and related fees and expenses.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with a tender of your old notes for exchange unless you instruct us to register new registered notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the new registered notes under accounting principles generally accepted in the United States of America.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2013 on an actual basis and on an as adjusted basis to reflect the original notes offering and the use of proceeds therefrom to repay indebtedness under our revolving credit facility.

We urge you to read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Other Indebtedness” and our consolidated financial statements and accompanying notes, which are incorporated by reference and/or included elsewhere in this prospectus.

	As of December 31, 2013
(dollars in thousands)	Actual	As adjusted
Cash and cash equivalents(1)	$43,894	$53,460

Short-term debt:
Revolving Credit Facility(1)	97,950	—
Second Lien Facility	—	—
Long-term debt:
7.375% Senior Notes due 2021(2)	250,000	350,000

Total Debt	$347,950	$350,000

Shareholders’ equity	548,039	548,039

Total Capitalization	$895,989	$898,039

(1)	As adjusted column includes approximately $2.8 million of accrued interest on the old notes and approximately $6.8 million from the proceeds of the original notes offering that was used to repay indebtedness under our revolving credit facility that was outstanding subsequent to December 31, 2013.
(2)	Reflects principal amount only.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and canceled.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table presents selected historical consolidated financial and other data for our business as of the dates and for the periods indicated. The selected financial data as of June 30, 2012 and 2013 and for the fiscal years ended June 30, 2011, 2012 and 2013 have been derived from the audited consolidated financial statements that are incorporated by reference in this prospectus. The selected historical financial data as of June 30, 2009, 2010 and 2011 and for the fiscal years ended June 30, 2009 and 2010 have been derived from our audited consolidated financial statements that are not incorporated by reference in this prospectus. The financial data as of December 31, 2013 and for the six-month periods ended December 31, 2012 and 2013 were derived from our unaudited condensed consolidated financial statements that are incorporated by reference in this prospectus. The financial data as of December 31, 2012 was derived from our unaudited condensed consolidated financial statements that are not incorporated by reference in this prospectus. We have prepared our unaudited condensed consolidated financial statements on the same basis as our audited consolidated financial statements. We have included in our unaudited condensed consolidated financial statements all adjustments, consisting of only normal recurring adjustments, that we consider necessary for the fair presentation of our financial position and operating results for such periods. The interim results are not necessarily indicative of results for the year ending June 30, 2014 or for any other period.

You should read the following data together with the financial statements and the information contained under “Risk Factors,” “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are incorporated by reference and/or included elsewhere in this prospectus.

	Year ended June 30,										Six months ended December 31,
	2009		2010		2011		2012		2013		2012		2013
Selected Statement of Operations Data
Net sales	$1,070,225		$1,103,777		$1,175,500		$1,238,273		$1,344,523		$812,460		$761,746
Gross profit	433,155	(1)	495,974		556,277		609,031	(4)	628,793	(5)	383,865	(6)	339,019	(7)
Interest expense	24,814		21,885		21,481		21,759		24,309		12,622		11,766
Income from operations	10,335	(1)	44,793	(2)	77,575	(3)	95,271	(4)	71,960	(5)	72,704	(6)	58,808	(7)
Debt extinguishment charges	—		82		6,468		—		—		—		—
Net income (loss) attributable to Elizabeth Arden shareholders	(6,163)		19,533		40,989		57,419		40,711		46,993		36,650
Selected Balance Sheet Data
Cash	$23,102		$26,881		$58,850		$59,080		$61,674		$46,003		$43,894
Inventories	318,535		271,058		246,514		291,987		310,934		322,835		344,888
Working capital	286,611		306,524		388,897		345,818		364,320		392,422		376,861
Intangible assets including goodwill	207,375		200,498		205,812		335,556		317,470		326,652		321,416
Total assets	884,075		843,471		854,837		1,066,754		1,103,732		1,168,683		1,196,665
Short-term debt	115,000		59,000		—		89,200		88,000		103,500		97,950
Long-term debt, including current portion	223,911		218,699		250,000		250,000		250,000		250,000		250,000
Shareholders’ equity	336,778		352,617		417,765		481,727		515,282		538,939		548,039
Other Data
Net cash provided by operating activities	$36,986		$113,959		$97,746		$58,524		$62,091		$(10,888)		$15,233
Net cash used in investing activities	(31,663)		(35,721)		(39,472)		(153,224	)(8)	(48,591)		(27,072)		(28,248)
Ratio of earnings to fixed charges(9)	0.54	x	1.80	x	2.75	x	3.52	x	2.50	x	4.70	x	3.99	x

(1)	For the year ended June 30, 2009, gross profit and income from operations includes costs related to the global licensing agreement with Liz Claiborne of $18.9 million for the Liz Claiborne inventory we purchased at a higher cost prior to the effective date of the license agreement and $4.4 million ($1.0 million in gross profit) of Liz Claiborne transition expenses. In addition, income from operations includes (i) $3.4 million of expenses related to implementation of our Oracle accounting and order processing systems, (ii) $3.5 million of restructuring expenses related to our Global Efficiency Re-engineering initiative (the Initiative), and (iii) $1.1 million of restructuring expenses that are not related to the Initiative.

(2)	For the year ended June 30, 2010, income from operations includes (i) $3.9 million of expenses related to implementation of our Oracle accounting and order processing systems, (ii) $1.9 million of restructuring expenses related to the Initiative, and (iii) $1.5 million of restructuring expenses that are not related to the Initiative.
(3)	For the year ended June 30, 2011, income from operations includes (i) $0.3 million of restructuring expenses related to the Initiative, and (ii) $0.3 million of expenses related to implementation of our Oracle accounting and order processing systems.
(4)	For the year ended June 30, 2012, gross profit and income from operations includes (i) $4.5 million of inventory–related costs primarily for inventory we purchased from New Wave Fragrances LLC and Give Back Brands LLC prior to the acquisition of licenses and certain other assets from those companies (the 2012 acquisitions), and (ii) $0.4 million for product discontinuation charges. In addition, income from operations includes (i) $1.4 million in license termination costs, and (ii) $0.8 million in transaction costs associated with the 2012 acquisitions.
(5)	For the year ended June 30, 2013, gross profit and income from operations includes (i) $13.8 million of inventory–related costs primarily for inventory we purchased from New Wave Fragrances LLC and Give Back Brands LLC prior to the 2012 acquisitions and other transition costs, and (ii) $22.6 million of non-recurring product changeover costs and product discontinuation charges related to the repositioning of the Elizabeth Arden brand. In addition, income from operations includes (i) $0.4 million in transition costs associated with the 2012 acquisitions, (ii) $0.5 million of non-recurring product changeover expenses related to the repositioning of the Elizabeth Arden brand, and (iii) $1.5 million of expenses related to a third party provider of freight audit and payment services that entered into bankruptcy after receiving funds from us to pay our freight invoices and breaching its obligation to remit those funds to the freight companies.
(6)	For the six months ended December 31, 2012, gross profit and income from operations includes $13.2 million of inventory-related costs primarily for inventory purchased by us from New Wave Fragrances LLC and Give Back Brands LLC prior to the 2012 acquisitions and other transition costs, and $7.0 million of non-recurring product changeover costs related to the repositioning of the Elizabeth Arden brand. In addition, income from operations includes $0.3 million in transition costs associated with the 2012 acquisitions and $0.4 million of non-recurring product changeover expenses related to the repositioning of the Elizabeth Arden brand.
(7)	For the six months ended December 31, 2013, gross profit and income from operations includes (i) $12.4 million of non-recurring product changeover costs related to the repositioning of the Elizabeth Arden brand and (ii) $0.5 million of transition costs primarily incurred with respect to sales positions and other staff positions across various business units that are being eliminated to derive expense savings and additional operating efficiencies. In addition, income from operations includes (i) a credit of $17.2 million for the complete reversal of the remaining balance of the contingent liability for potential payments to Give Back Brands LLC based on our determination that it is not probable that the performance targets for the fiscal years 2014 and 2015 will be met, (ii) $2.2 million of restructuring expenses and $1.1 million of related transition expenses related to the restructuring discussed above, and (iii) $1.1 million of non-recurring product changeover expenses related to the repositioning of the Elizabeth Arden brand.
(8)	For the year ended June 30, 2012, net cash used in investing activities includes $24.1 million of capital expenditures and $129.1 million related to the acquisition of businesses, intangibles and other assets, including those acquired in the 2012 acquisitions.
(9)	Elizabeth Arden’s consolidated ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings are the sum of income (loss) from continuing operations, taxes and fixed charges. Fixed charges include interest, amortization of debt expense, discount on premium relating to indebtedness and one-third of rental expense. For the fiscal year ended June 30, 2009, earnings were insufficient to cover fixed charges as evidenced by a less than one-to-one coverage ratio as shown above. Additional earnings of approximately $14.5 million were necessary for the fiscal year ended June 30, 2009 to provide a one-to-one coverage ratio.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving credit facility

We have a $300 million revolving bank credit facility (the “revolving credit facility”) with a syndicate of banks, for which JPMorgan Chase Bank, N.A. is the administrative agent, which generally provides for borrowings on a revolving basis, with a sub-limit of $25 million for letters of credit. Under the terms of the revolving credit facility, we may, at any time, increase the size of the revolving credit facility up to $375 million without entering into a formal amendment requiring the consent of all of the banks, subject to our satisfaction of certain conditions. The revolving credit facility expires in January 2016.

The revolving credit facility is guaranteed by all of our U.S. subsidiaries and is collateralized by a first priority lien on all of our U.S. accounts receivable and inventory. Borrowings under the revolving credit facility are limited to 85% of eligible accounts receivable and 85% of the appraised net liquidation value of our inventory, as determined pursuant to the terms of the revolving credit facility; provided, however, that from August 15 to October 31 of each year our borrowing base may be temporarily increased by up to $25 million.

The revolving credit facility has only one financial maintenance covenant, which is a debt service coverage ratio that must be maintained at not less than 1.1 to 1 if average borrowing base capacity declines to less than $25 million ($35 million from September 1 through January 31). Our average borrowing base capacity for the quarter ended December 31, 2013, did not fall below the applicable thresholds noted above. Accordingly, the debt service coverage ratio did not apply for the quarter ended December 31, 2013.

Under the terms of the revolving credit facility, we may pay dividends or repurchase common stock if we maintain borrowing base capacity of at least $25 million from February 1 to August 31, and at least $35 million from September 1 to January 31, after making the applicable payment. The revolving credit facility restricts us from incurring additional non-trade indebtedness (other than refinancings and certain small amounts of indebtedness).

Borrowings under the revolving credit facility bear interest at a floating rate based on an “Applicable Margin” which is determined by reference to a debt service coverage ratio. At our option, the Applicable Margin may be applied to either the London InterBank Offered Rate (“LIBOR”) or the base rate (which is comparable to prime rates). The Applicable Margin ranges from 1.75% to 2.50% for LIBOR loans and from 0.25% to 1.0% for base rate loans, except that the Applicable Margin on the first $25 million of borrowings from August 15 to October 31 of each year, while the temporary increase in our borrowing base is in effect, is 1.0% higher. We are required to pay an unused commitment fee ranging from 0.375% to 0.50% based on the quarterly average unused portion of the revolving credit facility.

At December 31, 2013, the Applicable Margin was 1.75% for LIBOR loans and 0.25% for base rate loans. For the six months ended December 31, 2013 and 2012, the weighted average annual interest rate on borrowings under the revolving credit facility was 2.1% and 2.0%, respectively.

We are permitted to voluntarily prepay the obligations without any penalty, other than breakage costs, or premium at any time under the revolving credit facility and to permanently reduce the amount committed under the revolving credit facility.

The revolving credit facility contains certain negative covenants, including, without limitation, subject to certain exceptions, restrictions on investments; negative pledges; consolidations, mergers and sales of assets; transactions with affiliates; payments of dividends and other distributions; incurrence of additional indebtedness; and sale and lease bank transactions. The revolving credit facility also contains customary representations, warranties and affirmative covenants.

As of December 31, 2013, we had $98.0 million in outstanding borrowings and approximately $3.2 million in letters of credit outstanding under the revolving credit facility.

Second lien facility

On June 12, 2012, we entered into a second lien credit agreement (the “second lien facility”) with JPMorgan Chase Bank, N.A., which was subsequently amended in February 2013, providing us with the ability to borrow up to $30 million on a revolving basis. The second lien facility matures on July 2, 2014. The second lien facility is collateralized by a second priority lien on all of our U.S. accounts receivable and inventories and the interest on borrowings charged under the second lien facility is either (i) LIBOR plus an applicable margin of 3.25% or (ii) the base rate specified in the second lien facility (which is comparable to prime rates) plus a margin of 1.75%. The unused commitment fee applicable to the second lien facility ranges from 0.25% to 0.375% based on the quarterly average unused portion of the second lien facility. To the extent we borrow amounts under the second lien facility, we have the option to prepay all or a portion of such borrowings, provided the borrowing base capacity under the revolving credit facility is in excess of $35 million after giving effect to the applicable prepayment each day for the 30 day period ending on the date of the prepayment. The second lien facility contains customary representations, warranties and affirmative covenants, and incorporates by reference the negative covenants included in the revolving credit facility. Currently, none of our subsidiaries guarantee the second lien facility.

As of December 31, 2013, we had no outstanding borrowings under the second lien facility.

Existing Notes

On January 21, 2011, we issued $250.0 million in aggregate principal amount of 7.375% senior notes due 2021 in transactions that were exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws, which we subsequently exchanged in a registered offering for the existing registered notes.

On January 30, 2014, we issued $100.0 million in aggregate principal amount of old notes in transactions that were exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws. The old notes were offered as “additional notes” under the indenture pursuant to which we had previously issued the existing registered notes.

The old notes, the existing registered notes and the new registered notes will be treated as a single series under the indenture and will have the same terms, except that certain transfer restrictions, registration rights and additional interest provisions that apply to the old notes do not apply to the existing registered notes and will not apply to the new registered notes. The notes will vote as one class under the indenture. For more information concerning the terms of the notes, see “Description of the New Registered Notes.”

DESCRIPTION OF THE NEW REGISTERED NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, “Elizabeth Arden” refers only to Elizabeth Arden, Inc. and not to any of its subsidiaries.

On January 30, 2014, we issued in a private placement $100.0 million in aggregate principal amount of our 7.375% Senior Notes due 2021. We refer to those notes as the “old notes.” The old notes were offered as “additional notes” under an indenture pursuant to which we had previously issued notes, as described below. We entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to register the new registered notes and deliver to you this prospectus. You are entitled to exchange your old notes in the exchange offer for new registered notes.

On January 21, 2011, under the same indenture pursuant to which we issued the old notes, we issued $250.0 million in aggregate principal amount of 7.375% senior notes due 2021 (the “existing notes”) in transactions that were exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws, which we subsequently exchanged in a registered offering for notes (the “existing registered notes”) with substantially the same terms.

We will issue the new registered notes pursuant to the indenture between ourselves and U.S. Bank National Association, as trustee, that we entered into on January 21, 2011 as supplemented by the first supplemental indenture, dated as of January 30, 2014 (as so supplemented, the “indenture”). The terms of the registered notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). References in this “Description of the New Registered Notes” to “the date of the indenture” are to January 21, 2011.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. You are encouraged to read the indenture because it, and not this description, defines your rights as holders of the notes. References to the “notes” are to the old notes, the existing registered notes and the new registered notes, and unless specifically stated, all descriptions apply to the notes.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes

The notes:

•	are general unsecured obligations of Elizabeth Arden ranking pari passu in right of payment with all existing and future unsubordinated indebtedness of Elizabeth Arden, without giving effect to collateral arrangements;

•	are senior in right of payment to any future indebtedness of Elizabeth Arden that is expressly subordinated to the notes;

•	are effectively subordinated to all existing and future indebtedness of Elizabeth Arden that is secured by any Lien on the assets of Elizabeth Arden, including indebtedness under the Credit Agreement and the credit agreement (second lien) dated as of June 12, 2012 (as amended, the “Second Lien Credit Agreement”), to the extent of the value of the assets securing such indebtedness; and

•	are structurally subordinated to all indebtedness and liabilities of all Subsidiaries of Elizabeth Arden to the extent of the assets of such Subsidiaries that do not Guarantee the notes.

As of December 31, 2013, after giving effect to the original notes offering and the use of proceeds therefrom, Elizabeth Arden would have had total consolidated indebtedness of approximately $350.0 million (excluding approximately $3.2 million of outstanding letters of credit), none of which would have been secured by Liens on the assets of Elizabeth Arden. As of December 31, 2013, our domestic subsidiaries had no indebtedness other than intercompany indebtedness and guarantees of amounts outstanding from time to time under the revolving credit facility.

The notes will initially not be guaranteed by any of Elizabeth Arden’s Subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of these Subsidiaries, the Subsidiaries will pay the holders of their debt and trade creditors before they will be able to distribute any of their assets to Elizabeth Arden.

As of the date hereof, all of Elizabeth Arden’s Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” Elizabeth Arden will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Elizabeth Arden will also be permitted to designate certain of its Subsidiaries as “Receivables Subsidiaries” in connection with Qualified Receivables Transactions. Properly designated Unrestricted Subsidiaries and Receivables Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not be required to guarantee the notes as described below under the caption “—Certain Covenants—Future Guarantors.”

Principal, Maturity and Interest

Elizabeth Arden issued $100.0 million in aggregate principal amount of old notes in the original notes offering and issued $250.0 million in aggregate principal amount of notes on January 21, 2011. Elizabeth Arden may issue additional notes under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Elizabeth Arden will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on March 15, 2021.

Interest on the notes accrues at the rate of 7.375% per annum and will be payable semi-annually in arrears on March 15 and September 15. Elizabeth Arden will make each interest payment to the holders of record on the immediately preceding March 1 and September 1, as applicable. Except as set forth in the next succeeding paragraph, interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid.

The old notes are deemed to accrue interest from and including September 15, 2013. The first interest payment on the new registered notes will be made on September 15, 2014. Assuming the new registered notes are issued prior to September 15, 2014, holders of old notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest accrued on the old notes from March 15, 2014 until the date of the issuance of the new registered notes. Consequently, holders of the new registered notes will receive the same interest payments that they would have received had they not accepted the exchange offer. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to Elizabeth Arden, Elizabeth Arden will pay all principal, interest and premium and Additional Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Elizabeth Arden elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee currently acts as paying agent and registrar. Elizabeth Arden may change the paying agent or registrar without prior notice to the holders of the notes, and Elizabeth Arden or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Elizabeth Arden will not be required to transfer or exchange any note selected for redemption. Also, Elizabeth Arden will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

At any time prior to March 15, 2014, Elizabeth Arden may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including any additional notes) at a redemption price of 107.375% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of a Qualified Equity Offering; provided, however, that:

(1)	at least 65% of the aggregate principal amount of notes issued under the indenture (including additional notes, but excluding notes held by Elizabeth Arden and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 120 days of the date of the closing of such Qualified Equity Offering.

In addition, at any time prior to March 15, 2016, upon not less than 30 nor more than 60 days’ notice, Elizabeth Arden may redeem all or part of the notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, plus accrued and unpaid interest and Additional Interest, if any, to, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Except pursuant to the preceding paragraphs, the notes will not be redeemable at Elizabeth Arden’s option prior to March 15, 2016. Elizabeth Arden will not, however, be prohibited from acquiring notes by other means, whether pursuant to a tender offer, open market transactions or otherwise.

On or after March 15, 2016, Elizabeth Arden may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date:

Year	Percentage
2016	103.688%
2017	102.458%
2018	101.229%
2019 and thereafter	100.000%

Unless Elizabeth Arden defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Notice of redemption upon any Qualified Equity Offering may, at the Company’s discretion, be given prior to completion thereof and be subject to one or more conditions precedent, including, but not limited to, completion of the related Qualified Equity Offering.

Mandatory Redemption

Elizabeth Arden is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and Notice

If less than all of the notes are to be redeemed, the trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of notes called for redemption.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require Elizabeth Arden to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 except that no note will be purchased in part if the remaining principal amount of such note would be less than $2,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Elizabeth Arden will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 60 days following any Change of Control, Elizabeth Arden will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Elizabeth Arden will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control and to the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Elizabeth Arden will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Elizabeth Arden will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Elizabeth Arden.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. Elizabeth Arden will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Elizabeth Arden to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Elizabeth Arden repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Elizabeth Arden will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Elizabeth Arden and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Elizabeth Arden and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Elizabeth Arden to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Elizabeth Arden and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving Elizabeth Arden by increasing the capital required to effectuate such transactions.

Asset Sales

Elizabeth Arden will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Elizabeth Arden (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets sold, leased, transferred, conveyed or otherwise disposed of, or Equity Interests issued or sold; and

(2)	at least 75% of the consideration received in the Asset Sale by Elizabeth Arden or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	liabilities, as shown on Elizabeth Arden’s most recent consolidated balance sheet, of Elizabeth Arden or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are unconditionally assumed by the transferee of any such assets;

(b)	securities, notes or other obligations received by Elizabeth Arden or any such Restricted Subsidiary from such transferee that are converted within 180 days by Elizabeth Arden or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(c)	stock, assets or expenditures of the kind referred to in clauses (2), (3) or (4) of the next paragraph of this covenant; and

(d)	Designated Non-Cash Consideration in an aggregate amount outstanding at any time for all Asset Sales following the date of the indenture not to exceed the greater of $15 million and 2.0% of Total Assets.

For purposes of clause (2) of this paragraph, any liabilities of Elizabeth Arden or any of its Restricted Subsidiaries that are not unconditionally assumed by the transferee of such asset in respect of which Elizabeth Arden and all of its Restricted Subsidiaries are not released from any future liabilities in connection therewith will not be considered consideration.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Elizabeth Arden (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option for any one or more of the following purposes:

(1)	to repay (i) Indebtedness described in clause (1) of the second paragraph of the covenant entitled “—Incurrence of Indebtedness and Issuance of Preferred Stock,” or (ii) Indebtedness of any Restricted Subsidiary using the Net Proceeds from the sale of Capital Stock or assets of any Restricted Subsidiary that is not a Guarantor;

(2)	to acquire assets to be used in a Permitted Business or Capital Stock of a Person engaged in a Permitted Business if such Person is a Restricted Subsidiary following such acquisition and was not a wholly-owned Restricted Subsidiary prior to such acquisition;

(3)	to make a capital expenditure;

(4)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(5)	any combination of the foregoing.

Pending the final application of any Net Proceeds, Elizabeth Arden may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, within 30 days thereof, Elizabeth Arden will commence an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that ranks pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Elizabeth Arden may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis (with such rounding as may be required to ensure that notes are only purchased in denominations of $1,000 and that no note remaining following any such purchase is in a denomination of less than $2,000). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Elizabeth Arden will comply with the requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer and to the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Elizabeth Arden will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The Credit Agreement and the Second Lien Credit Agreement restrict Elizabeth Arden from purchasing notes, and provide that certain change of control or asset sale events with respect to Elizabeth Arden would constitute a default thereunder. Any future credit agreements or other agreements relating to Indebtedness to which Elizabeth Arden becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when Elizabeth Arden is prohibited from purchasing notes, Elizabeth Arden could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Elizabeth Arden does not obtain such a consent or repay such borrowings, Elizabeth Arden will remain prohibited from purchasing notes. In such case, Elizabeth Arden’s failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such other agreements.

Certain covenants

Suspension of Covenants

Beginning on the first day (the “Suspension Date”) that:

(a)	the notes have an Investment Grade Rating from both of the Ratings Agencies; and

(b)	no Default has occurred and is continuing under the indenture;

Elizabeth Arden and its Restricted Subsidiaries will not be subject to the provisions of the indenture summarized under the headings below:

•	“—Asset Sales,”

•	“—Incurrence of Indebtedness and Issuance of Preferred Stock,”

•	“—Restricted Payments,”

•	“—Dividend or Other Payment Restrictions Affecting Subsidiaries,”

•	“—Transactions with Affiliates,”

•	“—Future Guarantors,” and

•	clauses (3) (to the extent that a Default or Event of Default exists by reason of one or more of the covenants specifically listed in this paragraph) and (4) of “—Merger, Consolidation and Sale of Assets”

(collectively, the “Suspended Covenants”). If at any time following a Suspension Date the notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency or if a Default or Event of Default occurs and is continuing (such date, the “Reinstatement Date”), then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended and be applicable pursuant to the terms of the indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the indenture), unless and until a subsequent Suspension Date occurs (in which event the Suspended Covenants shall no longer be in effect until a subsequent Reinstatement Date occurs).

Notwithstanding the reinstatement of the Suspended Covenants upon a Reinstatement Date, no Default, Event of Default or breach of any kind shall be deemed to exist under the indenture, the notes or the Note Guarantees (if any) with respect to the Suspended Covenants based on, and none of Elizabeth Arden or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reinstatement

Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between Suspension Date and the Reinstatement Date is referred to as the “Suspension Period.” If there are Note Guarantees granted by any Domestic Subsidiary prior to any Suspension Period, they will be released during the Suspension Period.

On each Reinstatement Date, all Indebtedness incurred during the applicable Suspension Period will be classified to have been Incurred pursuant to the first paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock” or one of the clauses set forth in the second paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock” (to the extent such Indebtedness would be permitted to be incurred thereunder as of such Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock,” such Indebtedness will be deemed to have been outstanding on the date of the indenture, so that it is classified as permitted under clause (2) of the second paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock.” Calculations made after each Reinstatement Date of the amount available to be made as Restricted Payments under “—Restricted Payments” will be made as though the covenants described under “—Restricted Payments” had been in effect since the date of the indenture and throughout any and all Suspension Periods. Accordingly, Restricted Payments made during a Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Restricted Payments” to the extent required by such covenant. For purposes of determining compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales,” on the Reinstatement Date, the Net Proceeds from all Asset Sales not applied in accordance with such covenant will be deemed reset at zero. Elizabeth Arden will provide written notice to the trustee of the occurrence of any Suspension Date or Reinstatement Date.

During any period when the Suspended Covenants are suspended, the Board of Directors of Elizabeth Arden may not designate any of Elizabeth Arden’s Subsidiaries as Unrestricted Subsidiaries pursuant to the indenture.

Restricted Payments

Elizabeth Arden will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)	declare or pay any dividend on, or make any other payment or distribution on account of, Elizabeth Arden’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Elizabeth Arden) (other than (a) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Elizabeth Arden or to Elizabeth Arden or (b) dividends or distributions by a Restricted Subsidiary of Elizabeth Arden so long as, in the case of any dividend or distribution payable on or in respect of any class of securities issued by a non-wholly owned Restricted Subsidiary, Elizabeth Arden or a Restricted Subsidiary of Elizabeth Arden receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Elizabeth Arden) any Equity Interests of Elizabeth Arden or any direct or indirect parent of Elizabeth Arden;

(iii)	make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Elizabeth Arden or any Guarantor (if any) that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Elizabeth Arden and any of its Restricted Subsidiaries and excluding the repurchases or redemptions in connection with the Refinancing Transactions), except a payment of principal at the Stated Maturity thereof, other than the purchase, repurchase or other acquisition of any such subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, purchase, redemption, defeasance or acquisition; or

(iv)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	Elizabeth Arden would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Elizabeth Arden and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9), (10), (11) and (12) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of Elizabeth Arden for the period (taken as one accounting period) from October 1, 2010 to the end of Elizabeth Arden’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)	100% of the aggregate net proceeds and the Fair Market Value of marketable securities or other property received by Elizabeth Arden since the date of the indenture (other than net proceeds to the extent such net proceeds have been used to incur Indebtedness or Disqualified Stock pursuant to clause (17) of the second paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”) from the issue or sale of:

(i)	Equity Interests of Elizabeth Arden, excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of:

(x)	Equity Interests to employees, officers, directors or consultants of Elizabeth Arden and its Restricted Subsidiaries after the date of the indenture to the extent such amounts have been applied to Restricted Payments made in accordance with clause (5) of the next succeeding paragraph; and

(y)	Designated Preferred Stock, and

(ii)	debt securities of the Company that have been converted into or exchanged for such Equity Interests of the Company;

provided, however, that this clause (b) shall not include the proceeds from (A) Equity Interests or convertible debt securities of Elizabeth Arden sold to a Restricted Subsidiary, as the case may be, or (B) Disqualified Stock or debt securities that have been converted into Disqualified Stock; plus

(c)	100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of Elizabeth Arden following the date of the indenture (other than net proceeds to the extent such net proceeds (i) have been used to incur Indebtedness or Disqualified Stock pursuant to clause (17) of the second paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) are contributed by a Restricted Subsidiary); plus

(d)	to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the net cash proceeds received with respect to such Restricted Investment (less the cost of disposition, if any) and the Fair Market Value of releases of guarantees which constitute Restricted Investments by Elizabeth Arden or any of its Restricted Subsidiaries; plus

(e)	to the extent that any Unrestricted Subsidiary of Elizabeth Arden designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the Fair Market Value of Elizabeth Arden’s Investment in such Subsidiary as of the date of such redesignation other than to the extent such Investment constituted a Permitted Investment; plus

(f)	100% of any distributions or dividends received by Elizabeth Arden or a Restricted Subsidiary of Elizabeth Arden after the date of the indenture from an Unrestricted Subsidiary of Elizabeth Arden, to the extent that such distributions or dividends were not otherwise included in the Consolidated Net Income of Elizabeth Arden for such period.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Elizabeth Arden) of, Equity Interests of Elizabeth Arden (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Elizabeth Arden; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Elizabeth Arden or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Elizabeth Arden to the holders of its Equity Interests on a pro rata basis;

(5)

so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Elizabeth Arden or any Restricted Subsidiary of Elizabeth Arden held by any current or former officer, director or employee of Elizabeth Arden or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any calendar year or $20.0 million in the aggregate; provided further, however, that Elizabeth Arden may carry over and make in subsequent calendar years, in addition to the amounts permitted for such calendar year, the amount of such repurchases, redemptions, acquisitions or retirements for value permitted to have been made but not made in any preceding calendar year subject to the overall maximum amount set forth above; provided, further, that such amount in any calendar year may be increased by an amount not to exceed (i) the net cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Elizabeth Arden to employees, officers, directors or consultants of Elizabeth Arden and its Restricted Subsidiaries that occurs after the date of the indenture (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments pursuant to clause (3)(b) of the preceding paragraph or previously applied to the payment of Restricted Payments pursuant to clause (2) above of this paragraph or this clause (5)) plus (ii) the cash proceeds of key man life insurance policies received by Elizabeth Arden and its Restricted Subsidiaries after the date of the indenture less any amounts previously applied to the payment of Restricted Payments pursuant to this clause (5); provided, further, that the cancellation of Indebtedness owing to Elizabeth Arden from employees, officers, directors and consultants of Elizabeth Arden or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests from such persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the indenture; provided further that the net cash proceeds from such sales of Equity Interests described in clause (i) of this clause (5) shall be excluded from clause 3(b) of the preceding paragraph to the extent such proceeds have been or are applied to the payment of Restricted Payments pursuant to this clause (5);

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or rights to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or rights;

(7)	so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Elizabeth Arden or any Restricted Subsidiary of Elizabeth Arden issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8)	payments or distributions to dissenting stockholders pursuant to applicable law or in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets;

(9)	so long as no Default has occurred and is continuing or would be caused thereby, payments made to purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock or Indebtedness of Elizabeth Arden that is contractually subordinated to the notes pursuant to provisions requiring Elizabeth Arden to offer to purchase, redeem, defease or otherwise acquire or retire for value such Capital Stock or Indebtedness upon the occurrence of a “Change of Control,” as defined in the charter provisions, agreements or instruments governing such Capital Stock or Indebtedness; provided, however, that Elizabeth Arden has made a Change of Control Offer and has purchased all notes tendered in connection with that Change of Control Offer;

(10)	so long as no Default has occurred and is continuing or would be caused thereby, payments made to purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Elizabeth Arden that is contractually subordinated to the notes from the Net Proceeds of any Asset Sale pursuant to provisions requiring Elizabeth Arden to offer to purchase, redeem, defease or otherwise acquire or retire for value such Indebtedness upon the occurrence of an Asset Sale; provided, however, that Elizabeth Arden has made an Asset Sale Offer and has purchased all notes tendered in connection with that Asset Sale Offer;

(11)	the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by Elizabeth Arden after the date of the indenture; provided, however, that Elizabeth Arden would, after giving pro forma effect thereto as if such Designated Preferred Stock had been issued at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(12)	so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $40.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Elizabeth Arden or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Incurrence of Indebtedness and Issuance of Preferred Stock

Elizabeth Arden will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Elizabeth Arden will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Elizabeth Arden may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Elizabeth Arden’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period;

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by Elizabeth Arden and/or one or more of its Restricted Subsidiaries of Indebtedness and letters of credit under one or more Credit Facilities (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Elizabeth Arden or any Restricted Subsidiary thereunder) in an aggregate principal amount not to exceed the greater of (x) $375.0 million minus the amount of permanent repayments of Indebtedness pursuant to clause (1) of the second paragraph under “—Asset Sales” and (y) the amount of the Borrowing Base;

(2)	the incurrence by Elizabeth Arden and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by Elizabeth Arden of Indebtedness represented by the notes issued on the date of the indenture;

(4)	the incurrence by Elizabeth Arden or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, purchase money obligations (including borrowings under a Credit Facility), or Acquired Debt, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, lease, repair, installation or improvement of property, plant, equipment or assets (in each case whether through the direct purchase of assets or through the purchase of Capital Stock of the Person owning such assets) used in the business of Elizabeth Arden or any of its Restricted Subsidiaries (which Indebtedness may be Incurred at any time within 365 days of such purchase, design, development, construction, lease, repair, installation or improvement), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of $15.0 million or 2.0% of Total Assets at any time outstanding;

(5)	the incurrence by Elizabeth Arden or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (12) or (15) of this paragraph;

(6)	the incurrence by Elizabeth Arden or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Elizabeth Arden and any of its Restricted Subsidiaries (other than a Receivables Subsidiary); provided, however, that

(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Elizabeth Arden or a Restricted Subsidiary of Elizabeth Arden and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Elizabeth Arden or a

Restricted Subsidiary of Elizabeth Arden, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Elizabeth Arden or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of Elizabeth Arden’s Restricted Subsidiaries to Elizabeth Arden or to any of its Restricted Subsidiaries (other than a Receivables Subsidiary) of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Elizabeth Arden or a Restricted Subsidiary of Elizabeth Arden; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either Elizabeth Arden or a Restricted Subsidiary of Elizabeth Arden;

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by Elizabeth Arden and any Restricted Subsidiary of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business of Elizabeth Arden or such Restricted Subsidiary, as the case may be;

(9)	the incurrence by Elizabeth Arden or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(10)	the guarantee by Elizabeth Arden or any Guarantor of Indebtedness of Elizabeth Arden or a Restricted Subsidiary of Elizabeth Arden that was permitted to be incurred by another provision of this covenant and the guarantee by any Restricted Subsidiary of Elizabeth Arden that is not a Guarantor of Indebtedness of another Restricted Subsidiary of Elizabeth Arden that is not a Guarantor; provided that if the Indebtedness being guaranteed is subordinated to the notes or any Note Guarantees, then the Guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(11)	the incurrence by Elizabeth Arden or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12)	the incurrence by Elizabeth Arden or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation, letters of credit in respect of workers’ compensation claims or self insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims or self insurance; provided, however that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(13)	the incurrence by Elizabeth Arden or any of its Restricted Subsidiaries of Indebtedness arising from agreements of Elizabeth Arden or such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of Elizabeth Arden or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of those non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Elizabeth Arden and/or that Restricted Subsidiary in connection with that disposition;

(14)

the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to Elizabeth Arden or to any other Subsidiary of Elizabeth Arden or their assets

(other than such Receivables Subsidiary and its assets and, as to Elizabeth Arden or any Restricted Subsidiary of Elizabeth Arden, other than pursuant to Standard Securitization Undertakings);

(15)	Indebtedness or Disqualified Stock of (a) Elizabeth Arden or any of its Restricted Subsidiaries incurred to finance an acquisition or (b) Persons that are acquired by Elizabeth Arden or any of its Restricted Subsidiaries or merged into Elizabeth Arden or any of its Restricted Subsidiaries in accordance with the terms of the indenture; provided, however, that, after giving effect to such acquisition or merger and the incurrence of such Indebtedness, either:

(a)	Elizabeth Arden would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant; or

(b)	the Fixed Charge Coverage Ratio of Elizabeth Arden is at least equal to the Fixed Charge Coverage Ratio of Elizabeth Arden immediately prior to such acquisition or merger;

(16)	Indebtedness of Foreign Subsidiaries in an aggregate principal amount at the time such Indebtedness is incurred which, when taken together with all other Indebtedness issued by Foreign Subsidiaries pursuant to this clause (16) and then outstanding, does not exceed the greater of (x) $50.0 million or (y) 20.0% of Total Assets attributable to Restricted Subsidiaries that are Foreign Subsidiaries;

(17)	Indebtedness or Disqualified Stock of Elizabeth Arden of any of its Restricted Subsidiaries in an aggregate principal amount outstanding at any time not to exceed 100% of the net proceeds received by Elizabeth Arden after the date of the indenture from the issue or sale of Equity Interests of Elizabeth Arden (other than the proceeds of Disqualified Stock or sales of Equity Interests to Elizabeth Arden or any of its Subsidiaries) as determined in accordance with clause 3(b) or 3(c) of the first paragraph of the covenant described under “—Restricted Payments” to the extent such net proceeds have not been applied to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of the covenant described under “—Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);

(18)	the incurrence by Elizabeth Arden or any of its Restricted Subsidiaries of additional Indebtedness, the issuance by Elizabeth Arden of Disqualified Stock or the issuance by a Restricted Subsidiary of Elizabeth Arden of preferred stock in an aggregate principal amount, accreted value or liquidation preference, as applicable, at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (18), not to exceed the greater of $50.0 million and 6.0% of Total Assets; and

(19)	the incurrence by any Domestic Subsidiary that becomes a Guarantor of any Indebtedness represented by a Note Guarantee to be issued pursuant to the covenant described under “—Future Guarantors.”

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Elizabeth Arden will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the Credit Agreement outstanding on the date on which notes were first issued and authenticated under the indenture is deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. Indebtedness permitted by this covenant need not be permitted by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as

Indebtedness due to a change in accounting principles, and the payment or accrual of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, however, in each such case, that the amount thereof is included in Fixed Charges, if so required, of Elizabeth Arden as accrued.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

Elizabeth Arden will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or incur any Lien securing Indebtedness (other than Permitted Liens) upon any of its property or assets, or income or profits therefrom, or assign or convey any right to receive income therefrom, whether owned on the date of the indenture or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the granting of such Liens:

(1)	in the case of Liens securing Indebtedness that is expressly subordinated to the notes or the Note Guarantees (if any), the notes and any Note Guarantees, as applicable, are secured by a Lien on such property, assets or proceeds that is senior to such Liens; or

(2)	in all other cases, the notes and the Note Guarantees (if any), as applicable, are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens.

Any Lien created for the benefit of holders of the notes pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Elizabeth Arden will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to Elizabeth Arden or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Elizabeth Arden or any of its Restricted Subsidiaries;

(2)	make loans or advances to Elizabeth Arden or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to Elizabeth Arden or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities permitted by the indenture to be incurred and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements;

(2)	the indenture, the notes and the Note Guarantees (if any) or any other Indebtedness of Elizabeth Arden or any of its Restricted Subsidiaries that is pari passu in right of payment to the notes, provided that the encumbrances or restrictions are no more restrictive, taken as a whole, than those in the indenture;

(3)	applicable law, rule, regulation or order;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by Elizabeth Arden or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)	customary non-assignment provisions in leases, licenses or similar contracts entered into in the ordinary course of business or that restrict the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract;

(6)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of assets, including customary restrictions with respect to the sale or other disposition of a Subsidiary pursuant to an agreement that has been entered into for the sale or other disposition of all or substantially of the Capital Stock or assets of such Subsidiary pending the sale or other disposition;

(8)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	provisions with respect to the disposition or distribution of assets or property and other customary provisions in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Elizabeth Arden’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11)	Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12)	any transfer of, or agreement to transfer, or other option or right with respect to, any property or assets of Elizabeth Arden or any Restricted Subsidiary not otherwise prohibited by the indenture;

(13)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(14)	Indebtedness of any Restricted Subsidiary or any agreement pursuant to which such Indebtedness was issued if (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (b) the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined by Elizabeth Arden in good faith) and (c) Elizabeth Arden determines that any such encumbrance or restriction will not materially affect its ability to make principal or interest payments on the notes;

(15)	restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which Elizabeth Arden or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of Elizabeth Arden or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of Elizabeth Arden or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(16)	customary provisions contained in leases, sub-leases, licenses or sub-licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business; and

(17)	any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph of this covenant imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) of the second paragraph of this covenant; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Elizabeth Arden, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

Elizabeth Arden will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Elizabeth Arden is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Elizabeth Arden and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) Elizabeth Arden is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than Elizabeth Arden) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than Elizabeth Arden) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Elizabeth Arden under the notes, the indenture and the registration rights agreement;

(3)	immediately after such transaction and any related financing transactions, no Default or Event of Default exists; and

(4)	Elizabeth Arden or the Person formed by or surviving any such consolidation or merger (if other than Elizabeth Arden), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) have a Fixed Charge Coverage Ratio that is greater than the Fixed Charge Coverage Ratio of Elizabeth Arden immediately prior to such transaction.

In addition, Elizabeth Arden will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

Clause (3) and (4) of this “Merger, Consolidation or Sale of Assets” covenant will not apply to (1) a merger of Elizabeth Arden with an Affiliate solely for the purpose of reincorporating Elizabeth Arden in another jurisdiction or (2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Elizabeth Arden and its Restricted Subsidiaries.

Transactions with Affiliates

Elizabeth Arden will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Elizabeth Arden (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $3.0 million, unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to Elizabeth Arden or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Elizabeth Arden or such Restricted Subsidiary with an unrelated Person; and

(2)	Elizabeth Arden delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of Elizabeth Arden set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Elizabeth Arden; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to Elizabeth Arden or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment, compensation, bonus or benefit arrangement entered into by Elizabeth Arden or any of its Restricted Subsidiaries in the ordinary course of business of Elizabeth Arden or such Restricted Subsidiary, including, without limitation, the grant of stock options, stock appreciation rights or other stock-based incentive awards (other than Disqualified Stock) in the ordinary course of business of Elizabeth Arden or such Restricted Subsidiary, as the case may be;

(2)	transactions between or among Elizabeth Arden and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of Elizabeth Arden) that is an Affiliate of Elizabeth Arden solely because Elizabeth Arden owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	the payment of reasonable fees, expense reimbursement and customary indemnification, advances and other similar arrangements to directors and officers of Elizabeth Arden or any of its Restricted Subsidiaries;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of Elizabeth Arden to Affiliates of Elizabeth Arden;

(6)	Restricted Payments or Permitted Investments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments”;

(7)	reasonable loans or advances to employees of Elizabeth Arden and its Restricted Subsidiaries in the ordinary course of business of Elizabeth Arden or such Restricted Subsidiary, as the case may be;

(8)	purchases and sales of inventory in the ordinary course of business;

(9)	any transactions with a joint venture engaged in a Permitted Business; provided, however, that all of the outstanding ownership interests of such joint venture are owned only by Elizabeth Arden, its Restricted Subsidiaries and Persons who are not Affiliates of Elizabeth Arden;

(10)	scheduled payments of principal and interest with respect to Existing Indebtedness;

(11)	transactions effected as part of a Qualified Receivables Transaction otherwise permitted under the indenture;

(12)	transactions in which Elizabeth Arden or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to Elizabeth Arden or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to Elizabeth Arden or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by Elizabeth Arden or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(13)	transactions with customers, clients, suppliers, contractors, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are fair to Elizabeth Arden and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of Elizabeth Arden or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(14)	any agreement described in the offering memorandum relating to the offering of the existing notes as in effect as of the date of the indenture, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the holders of the notes when taken as a whole as compared to the applicable agreement as in effect on the date of the indenture); and

(15)	transactions between or among Elizabeth Arden and its Subsidiaries entered into in the ordinary course of business.

Future Guarantors

If any current or future Domestic Subsidiary of Elizabeth Arden either guarantees or incurs any Indebtedness (other than intercompany Indebtedness or Indebtedness under the Credit Agreement) in excess of $10.0 million (“Other Guarantor Indebtedness”), then Elizabeth Arden will cause such Domestic Subsidiary to become a Guarantor which shall be bound by the Note Guarantee in the form set forth in the indenture and execute a supplemental indenture within 20 business days of the date on which it incurs any Other Guarantor Indebtedness; provided, however, that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a

Guarantor until such time as it ceases to be an Immaterial Subsidiary; provided further, however, that all Subsidiaries that have properly been designated as Unrestricted Subsidiaries or Receivables Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries or Receivables Subsidiaries, as applicable, will not have to comply with the requirements of this covenant.

These Note Guarantees will be joint and several obligations of the Guarantors. The indenture provides that the obligations of each Guarantor under its Note Guarantee will be limited to the extent necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law.

The Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all of the assets of that Guarantor (including by way of merger or consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) Elizabeth Arden or a Guarantor, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Elizabeth Arden or a Restricted Subsidiary of Elizabeth Arden, if the sale or other disposition does not violate “—Repurchase at the Option of Holders—Asset Sales”;

(3)	if Elizabeth Arden designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary or a Receivables Subsidiary in accordance with the applicable provisions of the indenture;

(4)	upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”;

(5)	during any Suspension Period as provided under the caption “—Suspension of Covenants”; or

(6)	so long as no Event of Default has occurred and is continuing, upon such Guarantor ceasing to have outstanding any liabilities for Other Guarantor Indebtedness.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Elizabeth Arden may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Elizabeth Arden and its Restricted Subsidiaries in the Subsidiary so designated on the date of such designation will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Elizabeth Arden. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Elizabeth Arden may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Elizabeth Arden as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Elizabeth Arden as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” Elizabeth Arden will be in default of such covenant. The Board of Directors of

Elizabeth Arden may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Elizabeth Arden; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Elizabeth Arden of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated for purposes of the first paragraph of that description on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

Elizabeth Arden will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Elizabeth Arden will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations for non-accelerated filers:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Elizabeth Arden were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Elizabeth Arden were required to file such reports.

provided that the electronic filing of the foregoing reports by Elizabeth Arden on the SEC’s Next-Generation EDGAR system (or any successor system) shall be deemed to satisfy Elizabeth Arden’s delivery obligations to the trustee and any holder of notes.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Elizabeth Arden’s consolidated financial statements by Elizabeth Arden’s certified independent accountants. In addition, Elizabeth Arden will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time, Elizabeth Arden is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Elizabeth Arden will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Elizabeth Arden will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Elizabeth Arden’s filings for any reason, Elizabeth Arden will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Elizabeth Arden were required to file those reports with the SEC.

If Elizabeth Arden has designated any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Elizabeth Arden and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Elizabeth Arden.

In addition, Elizabeth Arden agrees that, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, it will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the notes, whether or not prohibited by the subordination provisions of the indenture;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes, whether or not prohibited by the subordination provisions of the indenture;

(3)	failure by Elizabeth Arden or any of its Restricted Subsidiaries to comply with the provisions described under the captions “Repurchase at the Option of Holders” and “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)	failure by Elizabeth Arden or any of its Restricted Subsidiaries for (x) 60 days after written notice specifying the default to Elizabeth Arden by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture (other than under “—Certain Covenants—Reports”) or (y) 120 days after written notice specifying the default to Elizabeth Arden by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of its agreements under “—Certain Covenants—Reports”; provided that, if applicable, failure by Elizabeth Arden or any of its Restricted Subsidiaries to comply with the provisions of Section 314(a) of the Trust Indenture Act which are not specifically set forth above under “—Certain Covenants—Reports” will not in itself be deemed a default or Event of Default under the indenture;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Elizabeth Arden or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Elizabeth Arden or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay principal of Indebtedness at its Stated Maturity within any applicable grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its final maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $30.0 million or more;

(6)	failure by Elizabeth Arden or any of its Restricted Subsidiaries to pay final, non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $30.0 million (net of any amounts covered by insurance or pursuant to which Elizabeth Arden is indemnified or pursuant to which Elizabeth Arden is indemnified to the extent that the third party under such agreement honors its obligations thereunder), which judgments are not paid, discharged or stayed for a period of 60 days; and

(7)	certain events of bankruptcy or insolvency described in the indenture with respect to Elizabeth Arden or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Elizabeth Arden, all outstanding notes will become due and payable immediately without further action or notice.

If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately by notice in writing to Elizabeth Arden.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Additional Interest, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Additional Interest, if any, on, or the principal of, the notes.

Elizabeth Arden is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Elizabeth Arden is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Elizabeth Arden or any Guarantor, as such, will have any liability for any obligations of Elizabeth Arden or the Guarantors (if any) under the notes, the indenture, any Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Elizabeth Arden may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors (if any) discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2)	Elizabeth Arden’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and Elizabeth Arden’s and any Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, Elizabeth Arden may, at its option and at any time, elect to have the obligations of Elizabeth Arden and the Guarantors (if any) released with respect to substantially all of the restrictive covenants in the indenture (including its obligation to make Change of Control Offers and Asset Sale Offers) (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events with respect to Elizabeth Arden) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Elizabeth Arden must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Elizabeth Arden must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, Elizabeth Arden must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Elizabeth Arden has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Elizabeth Arden must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which Elizabeth Arden or any Guarantor is a party or by which Elizabeth Arden or any Guarantor is bound;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Elizabeth Arden or any of its Subsidiaries is a party or by which Elizabeth Arden or any of its Subsidiaries is bound;

(6)	Elizabeth Arden must deliver to the trustee an officers’ certificate stating that the deposit was not made by Elizabeth Arden with the intent of preferring the holders of notes over the other creditors of Elizabeth Arden with the intent of defeating, hindering, delaying or defrauding any creditors of Elizabeth Arden or others; and

(7)	Elizabeth Arden must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on, the notes, including without limitation, payment of the Change of Control payment or the Asset Sale Offer Price (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release all or substantially all of the Guarantors from their obligations under their Note Guarantees or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, Elizabeth Arden and the trustee may amend or supplement the indenture or the notes or the Note Guarantees:

(1)	to cure any ambiguity, defect, mistake or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Elizabeth Arden’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Elizabeth Arden’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of notes to the extent that such provision in this Description of notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

(7)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(8)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes;

(9)	to provide for a successor trustee; or

(10)	to comply with any rules of DTC or any successor depositary.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes and any Note Guarantees issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Elizabeth Arden, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable, or will become due and payable within one year, by reason of providing for the mailing of a notice of redemption or otherwise and Elizabeth Arden or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which Elizabeth Arden or any Guarantor is a party or by which Elizabeth Arden or any Guarantor is bound;

(3)	Elizabeth Arden or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	Elizabeth Arden has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Elizabeth Arden must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Elizabeth Arden or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Elizabeth Arden, Inc., 2400 S.W. 145 Avenue, Miramar, Florida, 33027, Attention: Legal Department.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all liquidated damages then owing pursuant to the registration rights agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided, however, that no Person (other than Elizabeth Arden or any Subsidiary of Elizabeth Arden) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of Elizabeth Arden or any of its Subsidiaries solely by reason of such Investment. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to a note on any date of redemption, the greater of:

(1)	1.0% of the principal amount of such note; and

(2)	the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such note on March 15, 2016 (such redemption price being described in the table under “—Optional Redemption”) plus (ii) all required remaining interest payments due on such note through March 15, 2016 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then-outstanding principal of such note.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Elizabeth Arden and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of Elizabeth Arden’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (in each case other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than Elizabeth Arden or a Restricted Subsidiary).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2)	a transfer of assets between or among Elizabeth Arden or any of its Restricted Subsidiaries and one or more of its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of Elizabeth Arden to Elizabeth Arden or to a Restricted Subsidiary of Elizabeth Arden;

(4)	sales of inventory, accounts receivable or other current assets in the ordinary course of business of Elizabeth Arden and its Subsidiaries;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	the sale, lease, sub-lease, license, sub-license, consignment, conveyance or other disposition of equipment, inventory or other assets in the ordinary course of business, including leases with a duration of no greater than 24 months with respect to facilities that are temporarily not in use or pending their disposition, or accounts receivable in connection with the compromise, settlement or collection thereof;

(7)	the sale, lease, conveyance or other disposition of obsolete, damaged or worn out equipment or property in the ordinary course of business or any other property that is uneconomic or no longer useful to the conduct of the business of Elizabeth Arden or its Restricted Subsidiaries;

(8)	the licensing of intellectual property on customary terms in the ordinary course of business or consistent with past practices;

(9)	sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary as part of a Qualified Receivables Transaction;

(10)	transfers of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction; and

(11)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1)	90% of the book value of all accounts receivable owned by Elizabeth Arden and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date (giving pro forma effect to any acquisitions or dispositions on or preceding such date and after the end of the most recent fiscal quarter preceding such date); provided, however, that any accounts receivable owned by a Receivables Subsidiary, or which Elizabeth Arden or any of its Subsidiaries has agreed to sell or transfer to a Receivables Subsidiary, shall be excluded for purposes of determining such amount; plus

(2)	75% of the book value of all inventory owned by Elizabeth Arden and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date (giving pro forma effect to any acquisitions or dispositions on or preceding such date and after the end of the most recent fiscal quarter on or preceding such date).

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars and any foreign currency in which Elizabeth Arden or its Restricted Subsidiaries transact in the ordinary course of business in amounts as are reasonable and customary in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)

certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits or demand deposits, in each case, with any lender party to the Credit Agreement or with any commercial bank having capital and surplus in excess of $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and, in each case, maturing within one year after the date of acquisition; and

(6)	marketable short-term money market or similar securities having a rating of at least P-2 from Moody’s Investors Service, Inc. or A-2 from Standard & Poor’s Rating Services (or, if at any time neither Moody’s Investors Service, Inc. nor Standard & Poor’s Rating Services shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(7)	investment funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition;

(8)	in the case of Foreign Subsidiaries, any short term, high quality investment that is determined in good faith by Elizabeth Arden to be of a type customarily used for cash management purposes in the jurisdictions in which such Foreign Subsidiaries operate;

(9)	readily marketable direct obligations issued by any state or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services with maturities of 24 months or less from the date of acquisition;

(10)	Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from Standard & Poor’s Rating Services or “A2” or higher from Moody’s Investors Service, Inc. with maturities of 12 months or less from the date of acquisition; and

(11)	Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by Standard & Poor’s Rating Services or Aaa3 (or the equivalent thereof) or better by Moody’s Investors Service, Inc.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within ten business days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Elizabeth Arden and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of Elizabeth Arden;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Elizabeth Arden, measured by voting power rather than number of shares; or

(4)	the first day on which a majority of the members of the Board of Directors of Elizabeth Arden are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the consolidated interest expense and, without duplication, Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such consolidated interest expense and Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	any reasonable expenses or charges relating to any offering of equity interests, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the indenture and, in each case, deducted in computing such Consolidated Net Income; plus

(5)	the amount of any restructuring charges (which, for the avoidance of doubt, shall include (i) any redemption premium, prepayment penalty, premium and other related fee or reserve and (ii) any retention, severance, systems establishment costs or excess pension charges) not in the ordinary course of business deducted in computing such Consolidated Net Income; plus

(6)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and all other write offs, write downs and non-cash expenses (excluding any such non-cash expense to the extent that it requires an accrual of or a reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other write offs, write downs and non-cash expenses were deducted in computing such Consolidated Net Income; plus

(7)	other unusual or non-recurring charges, as determined in good faith by Elizabeth Arden’s principal financial officer or principal accounting officer; minus

(8)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (or net loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person (and if such Net Income is a loss it will be included only to the extent that such loss has been funded with cash by the specified Person or a Restricted Subsidiary of the specified Person);

(2)

solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of the covenant described above under the caption “—Restricted Payments,” the Net Income (or net loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than those agreements permitted by clauses (1), (2), (4), (5), (6), and (8) through (17) of the second paragraph of the covenant described above under the caption “—Dividend and Other Payment Restrictions Affecting Subsidiaries”), unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that (A) Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein, and (B) the exclusion in this clause (2) shall not apply to the net income of a Restricted Subsidiary;

(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	non-cash charges relating to employee benefit or other management or consultant compensation plans of Elizabeth Arden or any Restricted Subsidiary (to the extent such non-cash charges relate to plans of Elizabeth Arden or any Restricted Subsidiary for the benefit of members of the Board of Directors of Elizabeth Arden or any Restricted Subsidiary (in their capacity as such) or employees or consultants of Elizabeth Arden and its Restricted Subsidiaries), or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards of Elizabeth Arden or any Restricted Subsidiary (to the extent such non-cash charges relate to plans of Elizabeth Arden or any Restricted Subsidiary for the benefit of members of the Board of Directors of Elizabeth Arden or any Restricted Subsidiary (in their capacity as such) or employees or consultants of Elizabeth Arden and its Restricted Subsidiaries) (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period), in each case, to the extent that such non-cash charges are deducted in computing such Consolidated Net Income, will be excluded;

(5)	any impairment charge or asset-write off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP will be excluded;

(6)	any net after tax extraordinary or non-recurring gains or losses (less all fees and expenses relating thereto) and any restructuring charges or expenses (including any severance expenses) will be excluded;

(7)	effects of adjustments in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items, any earn-out obligations and other noncash charges in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting or otherwise in connection with any acquisition or similar transaction (whether by merger, consolidation, asset purchase or otherwise) or the amortization, write-up or write-off of any amounts thereof will be excluded;

(8)	any deferred financing costs amortized or written off, and premiums and prepayment penalties paid in connection with the Refinancing Transactions, any expenses (including professional fees) to the extent not deferred and paid in connection with the Refinancing Transactions or any other acquisition or disposition that is consummated after the date of the indenture will be excluded;

(9)	any non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations, together with the tax effects of such items will be excluded;

(10)

any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the indenture, to the extent actually reimbursed, or, so long as Elizabeth Arden has made a determination that there exists a reasonable basis for indemnification and reimbursement and only to the extent that such amount is (a) not denied by the applicable carrier (without any right of appeal thereof) within 180 days and (b) in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within 365 days), will be excluded;

(11)	to the extent covered by insurance and actually reimbursed, or, so long as Elizabeth Arden has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption will be excluded; and

(12)	any charges resulting from the application of ASC 805 “Business Combinations” or ASC 480 “Distinguishing Liability from Equity” together with the tax effects of such charges will be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income will include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the indenture.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds

(a)	for the purchase or payment of any such primary obligation, or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Elizabeth Arden who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Credit Agreement, dated January 21, 2011, by and among Elizabeth Arden, JPMorgan Chase Bank, N.A., as administrative agent, the lenders party thereto and the other parties thereto, providing for revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, increased, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors and whether with the same or different lenders and/or investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities, indentures (including, without limitation, the Credit Agreement or commercial paper facilities or other agreements, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, supplemented, renewed, refunded, replaced, restructured or refinanced in whole or in part from time to time (including any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of Elizabeth Arden as additional borrowers or guarantors thereunder), whether by the same or any other agent, lender, investor or group of lenders or investors.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Elizabeth Arden or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate of Elizabeth Arden delivered to the trustee setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale or other disposition, redemption or payment of, on or with respect to such Designated Non-cash Consideration.

“Designated Preferred Stock” means preferred stock of Elizabeth Arden (other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by Elizabeth Arden or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an officers’ certificate executed by the principal financial officer of Elizabeth Arden on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the covenant described under the caption “—Restricted Payments.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Elizabeth Arden to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Elizabeth Arden may not repurchase or redeem any such Capital Stock pursuant to such provisions if such repurchase or redemption would constitute an Event of Default. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Elizabeth Arden and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of Elizabeth Arden that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indebtedness” means Indebtedness of Elizabeth Arden and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, with respect to any value in excess of $10.0 million, determined in good faith by the Board of Directors of Elizabeth Arden (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock (including Designated Preferred Stock) subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions, recapitalizations, dispositions, mergers, consolidations and discontinued operations that have been made by the specified Person or any of its Restricted Subsidiaries and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect, including pro forma cost savings, synergies and operating expense reductions resulting therefrom which are determined by Elizabeth Arden to be likely to be achieved as a result of actions to be taken no later than 12 months following the relevant event, as if they had occurred on the first day of the four-quarter reference period;

(2)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(3)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(4)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations and including the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	commissions, discounts, yield and other financing fees and financing charges incurred in connection with any transaction (including, without limitation, a Qualified Receivables Transaction) pursuant to which such Person or any of its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets of the type specified in the definition of “Qualified Receivables Transaction;” plus

(5)	all dividends, whether paid or accrued and whether or not in cash, on any Disqualified Stock of such Person or on any series of preferred stock of any Restricted Subsidiary of Elizabeth Arden, other than dividends on Equity Interests payable solely in Equity Interests of Elizabeth Arden (other than Disqualified Stock) or to Elizabeth Arden or a Restricted Subsidiary of Elizabeth Arden; plus

(6)	all dividends, whether paid or accrued and whether or not in cash, on any class or series of Designated Preferred Stock issued by Elizabeth Arden, minus

(7)	interest income of Elizabeth Arden and its Restricted Subsidiaries for such period.

Notwithstanding the foregoing, Fixed Charges shall not include amounts expensed, written off or amortized in respect of deferred financing and debt incurrence costs. For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of Elizabeth Arden which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on the date of the indenture.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means each Person that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to manage fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means a Subsidiary of Elizabeth Arden that, as of the time of determination of whether such Subsidiary is an “Immaterial Subsidiary,” when taken together with all other such subsidiaries that are not Guarantors as a result of their status as “Immaterial Subsidiaries,” accounted on a consolidated basis for less than 5% of the total sales of Elizabeth Arden and its consolidated Subsidiaries for the most recent four fiscal quarters or accounted on a consolidated basis for less than 5% of the total assets of Elizabeth Arden and its consolidated Subsidiaries as of the most recent date for which a consolidated balance sheet of Elizabeth Arden is available.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP, provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include Contingent Obligations (other than Guarantees of Indebtedness of the type described above) incurred in the ordinary course of business. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person other than by endorsement of negotiable instruments for collection in the ordinary course of business.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor’s Ratings Group, Inc. or, the equivalent rating from any replacement Ratings Agency, in each case, with a stable or better outlook.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding payroll, commission, travel and similar advances to officers, consultants and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Elizabeth Arden or any Restricted Subsidiary of Elizabeth Arden sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Elizabeth Arden such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Elizabeth Arden, Elizabeth Arden will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Elizabeth Arden’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Elizabeth Arden or any Subsidiary of Elizabeth Arden of a Person that holds an Investment in a third Person will be deemed to be an Investment by Elizabeth Arden or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by Elizabeth Arden or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and other professional fees, title and recording expenses, sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable or required to be accrued as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Elizabeth Arden nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Elizabeth Arden or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Note Guarantee” means the Guarantee by each Guarantor of Elizabeth Arden’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means (1) the same or similar line of business as Elizabeth Arden and its Restricted Subsidiaries were engaged in on the date of the indenture and (2) such business activities as are complementary to or are incidental, ancillary or related to the foregoing.

“Permitted Investments” means:

(1)	any Investment in Elizabeth Arden or in a Restricted Subsidiary of Elizabeth Arden;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Elizabeth Arden or any Restricted Subsidiary of Elizabeth Arden in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Elizabeth Arden; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Elizabeth Arden or a Restricted Subsidiary of Elizabeth Arden;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment in or acquisition of assets or Equity Interests the payment of which consists of the issuance of Equity Interests (other than Disqualified Stock) of Elizabeth Arden;

(6)	Investments in endorsements of negotiable instruments and similar negotiable instruments in the ordinary course of business;

(7)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Elizabeth Arden or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(8)	Investments represented by Hedging Obligations;

(9)	loans or advances to employees made in the ordinary course of business of Elizabeth Arden or the Restricted Subsidiary of Elizabeth Arden in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(10)	repurchases of the notes and any other Indebtedness of Elizabeth Arden or any of its Restricted Subsidiaries that is not expressly subordinated to the notes or the Note Guarantees;

(11)	receivables owing to Elizabeth Arden or any Restricted Subsidiary and prepaid expenses if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Elizabeth Arden or any such Restricted Subsidiary of Elizabeth Arden deems reasonable under the circumstances;

(12)	advances, loans or extensions of credit to suppliers and vendors in the ordinary course of business;

(13)	deposits, bid bonds and performance bonds with governmental authorities made in the ordinary course of business;

(14)	Investments existing on the date of the indenture and extensions, renewals and amendments of such Investments that do not increase the amount of such Investments except as otherwise permitted by the indenture;

(15)	Investments made in the ordinary course of business through licensing or otherwise acquiring rights to own or use intellectual property;

(16)	Investments in joint ventures and Unrestricted Subsidiaries engaged or to be engaged in a Permitted Business or in other Permitted Businesses made for Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) that do not exceed the greater of (i) $10.0 million and (y) 1.5% of Total Assets in the aggregate outstanding at any one time;

(17)	the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by Elizabeth Arden or a Restricted Subsidiary in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction that in the good faith judgment of Elizabeth Arden are customary for similar receivables financing transactions;

(18)	guarantees of Indebtedness permitted under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(19)	other Investments in any Person other than an Affiliate of Elizabeth Arden (excluding a Person that is an Affiliate solely as a result of Elizabeth Arden’s having Control over such Person) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) outstanding, when taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding not to exceed the greater of (x) $50.0 million and (y) 6.0% of Total Assets.

“Permitted Liens” means:

(1)

Liens on assets of Elizabeth Arden or any of its Restricted Subsidiaries securing (i) Indebtedness permitted by clause (1) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” (ii) cash management obligations incurred in the ordinary course of business which are secured by the collateral securing Indebtedness described in the foregoing subclause (i), and (iii) Hedging Obligations permitted by clause (9) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2)	Liens in favor of Elizabeth Arden or any Restricted Subsidiary;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Elizabeth Arden or any Subsidiary of Elizabeth Arden; provided that such Liens were in existence prior to such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Elizabeth Arden or the Subsidiary;

(4)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by Elizabeth Arden or any Subsidiary of Elizabeth Arden; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7)	Liens existing on the date of the indenture;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10)	Liens arising by operation of law in connection with judgments, which do not give rise to an Event of Default with respect thereto;

(11)	Liens on sales of inventory, accounts receivable or other current assets arising in the ordinary course of business;

(12)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(13)	Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(14)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	except to the extent secured in reliance on another provision of this definition, the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Referencing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(15)	Liens to secure obligations under workers’ compensation laws, unemployment insurance laws or similar legislation, in connection with good faith pledges or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases, or Liens to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(16)	leases, licenses, subleases and sublicenses of assets or property (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of Elizabeth Arden or any of its Restricted Subsidiaries;

(17)	judgment and attachment Liens and Liens arising by reason of a court order or decree and notices of lis pendens and associated rights related to litigation being contested in good faith, in each case not giving rise to an Event of Default;

(18)	Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off, revocation, refund or chargeback or similar rights and remedies as to deposit or securities accounts or other funds or instruments maintained with a depositary institution; provided that:

(a)	such deposit or securities account is not a dedicated cash collateral account and is not subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b)	such deposit or securities account is not intended by Elizabeth Arden or any Restricted Subsidiary to provide collateral to the depository institution;

(19)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Elizabeth Arden and its Restricted Subsidiaries in the ordinary course of business;

(20)	Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of Elizabeth Arden or any of its Restricted Subsidiaries from incurring or creating Liens on their assets or property;

(21)	Liens upon properties or assets of Foreign Subsidiaries to secure obligations permitted to be incurred by Foreign Subsidiaries;

(22)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Elizabeth Arden or any of its Restricted Subsidiaries in the ordinary course of business;

(23)	deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(24)	security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(25)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(26)	Liens solely on any cash earnest money deposits made by Elizabeth Arden or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted;

(27)	ground leases in respect of real property on which facilities owned or leased by Elizabeth Arden or any of its Subsidiaries are located;

(28)	Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(29)	Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(30)	Liens arising solely from precautionary Uniform Commercial Code (or equivalent statute) financing statements or similar filings; and

(31)	Liens incurred in the ordinary course of business of Elizabeth Arden or any Subsidiary of Elizabeth Arden with respect to obligations that do not exceed $10.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of Elizabeth Arden or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Elizabeth Arden or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	if the Indebtedness being refinanced is Indebtedness of Elizabeth Arden or a Guarantor, such Indebtedness may not be refinanced with Indebtedness of a Restricted Subsidiary that is not a Guarantor.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Equity Offering” means any offering of Capital Stock (other than Disqualified Stock) of Elizabeth Arden (other than to a Subsidiary of Elizabeth Arden).

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by Elizabeth Arden and/or any of its Restricted Subsidiaries pursuant to which Elizabeth Arden and/or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by Elizabeth Arden and/or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of Elizabeth Arden and/or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Rating Agencies” means Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc. or if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both shall not make a rating on the notes publicly available, a nationally recognized statistical Rating Agency or agencies, as the case may be, selected by Elizabeth Arden (as certified by resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

“Receivables Financing” means any transaction or series of transactions that may be entered into by Elizabeth Arden and/or any of its Restricted Subsidiaries pursuant to which Elizabeth Arden any/or any of its Restricted

Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by Elizabeth Arden and/or any of its Restricted Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Elizabeth Arden and/or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by Elizabeth Arden and/or such Restricted Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Transaction to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Subsidiary of Elizabeth Arden which engages in no activities other than in connection with the financing of accounts receivable and related assets and which is designated by the Board of Directors of Elizabeth Arden (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by Elizabeth Arden or any Restricted Subsidiary of Elizabeth Arden (other than Standard Securitization Undertakings), (ii) is recourse to or obligates Elizabeth Arden or any Restricted Subsidiary of Elizabeth Arden in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Elizabeth Arden or any Restricted Subsidiary of Elizabeth Arden (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither Elizabeth Arden nor any Restricted Subsidiary of Elizabeth Arden has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Elizabeth Arden or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Elizabeth Arden, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither Elizabeth Arden nor any Restricted Subsidiary of Elizabeth Arden has any contractual obligation, other than pursuant to Standard Securitization Undertakings, to maintain or preserve such Subsidiary’s financial condition or cause such Restricted Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of Elizabeth Arden will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of Elizabeth Arden giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

“Refinancing Transactions” means the issuance of the existing notes on the date of the indenture, the entry into, and initial borrowings under, the Credit Agreement, the repayment and termination of Elizabeth Arden’s existing credit agreement, the repurchase or redemption of Elizabeth Arden’s existing 7 3⁄4% Senior Subordinated Notes due 2014 and the related transactions to occur in connection therewith as described in the offering memorandum relating to the offering of the existing notes.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by Elizabeth Arden and/or any Subsidiary of Elizabeth Arden that

Elizabeth Arden has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation will be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary “ means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Total Assets” means the consolidated total assets of Elizabeth Arden excluding amounts attributable to Unrestricted Subsidiaries.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to March 15, 2016; provided, however, that if the period from the redemption date to March 15, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to March 15, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of Elizabeth Arden that is designated by the Board of Directors of Elizabeth Arden as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Elizabeth Arden or any Restricted Subsidiary of Elizabeth Arden unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Elizabeth Arden or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Elizabeth Arden;

(3)	is a Person with respect to which neither Elizabeth Arden nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests (excluding any obligation to purchase Equity Interests pursuant to put or call arrangements between or among other holders of Equity Interests) or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Elizabeth Arden or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

Form of Registered Notes

The new registered notes will be issued in fully registered form, without coupons. Except as described in the next paragraph, the new registered notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC’s nominee, in the form of a global note. Holders of the new registered notes will own book-entry interests in the global note evidenced by records maintained by DTC.

Book-entry interests may be exchanged for certificated notes of like tenor and equal aggregate principal amount, if:

(1) DTC notifies the Trustee that it is unwilling or unable to continue as depositary or that it is no longer a clearing agency registered under the Exchange Act and we fail to appoint a successor depositary within 90 days,

(2) we provide for the exchange pursuant to the terms of the indenture, or

(3) we determine that the book-entry interests will no longer be represented by global notes and we execute and deliver to the trustee instructions to that effect.

As of the date of this prospectus, no certificated notes are issued and outstanding.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences of the exchange offer to holders of old notes, but does not purport to be a complete analysis of all the potential tax considerations. The summary is based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder.

An exchange of old notes for new registered notes pursuant to the exchange offer will not be treated as a taxable exchange or other taxable event for U.S. federal income tax purposes. Accordingly, there will be no U.S. federal income tax consequences to holders that exchange their old notes for new registered notes in connection with the exchange offer, and any such holder will have the same adjusted tax basis and holding period in the new registered notes as it had in the old notes immediately before the exchange.

The foregoing discussion of U.S. federal income tax considerations does not consider the facts and circumstances of any particular holder’s situation or status. Accordingly, each holder of old notes considering this exchange offer should consult its own tax advisor regarding the tax consequences of the exchange offer to it, including those under state, foreign and other tax laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new registered notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer new registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of new registered notes received in the exchange offer, where new registered notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any notes outstanding after expiration of the exchange offer. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such a resale.

We will not receive any proceeds from any sale of new registered notes by broker-dealers. New registered notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the counter market, in negotiated transactions, through the writing of options on the new registered notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Such a resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from such a broker-dealer and/or the purchasers of any of the new registered notes. Any broker-dealer that resells new registered notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of new registered notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on such a resale of new registered notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable fees and expenses of counsel to the initial purchasers of the old notes, other than commissions or concessions of any brokers or dealers, and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Weil, Gotshal & Manges LLP has passed upon the validity of the new registered notes on behalf of the Company.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

We have not authorized any dealer, salesperson, or other person to give any information or represent anything to you other than the information contained in this prospectus or the letter of transmittal. You must not rely on unauthorized information or representations.

This prospectus and the letter of transmittal do not offer to sell or ask you to buy any securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct—nor do we imply those things by delivering this prospectus or selling securities to you.

Dealer Prospectus Delivery Obligation

Until                     , 2014, all dealers that effect transactions in the old notes or the new registered notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Offer to exchange all outstanding and unregistered

$100,000,000 7.375% Senior Notes due 2021 issued on January 30, 2014 for

7.375% Senior Notes due 2021

which have been registered under the Securities Act of 1933

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	Indemnification of Directors and Officers.

We have authority under Section 607.0850 of the Florida Business Corporation Act (the “FBCA”) to indemnify our directors and officers to the extent provided for in such statute. Our Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by applicable law, as amended from time to time, we will indemnify any person who was or is a director or officer of the company, or serves or served in such capacity with any other enterprise at our request, against all fines, liabilities, settlements, costs and expenses asserted against or incurred by such person in his capacity or arising out of his status as such officer or director. We may also indemnify our employees or agents if our board of directors so approves. This indemnification includes the right to advancement of expenses when allowed pursuant to applicable law.

The provisions of the FBCA authorize a corporation to indemnify its officers and directors in connection with actions, suits and proceedings brought against them if the person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe the person’s conduct was unlawful. Unless pursuant to a determination by a court, the determination of whether a director, officer or employee has acted in accordance with the applicable standard of conduct must be made by (i) a majority vote of directors who were not parties to the proceeding or a committee consisting solely of two or more directors not parties to the proceedings, (ii) independent legal counsel selected by a majority vote of the directors who were not parties to the proceeding or committee of directors (or selected by the majority vote of the full board if a quorum or committee can not be obtained), or (iii) the affirmative vote of the majority of the corporation’s shareholders who were not parties to the proceeding.

The FBCA further provides that a corporation may make any other or further indemnity by bylaw, agreement, vote of shareholders or disinterested directors or otherwise, except with respect to certain enumerated acts or omissions of such persons. Florida law prohibits indemnification or advancement of expenses if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (i) a violation of criminal law, unless the person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which such person derived an improper personal benefit, (iii) willful misconduct or conscious disregard for the best interests of the corporation in the case of a derivative action by a shareholder, or (iv) in the case of a director, a circumstance under which a director would be liable for improper distributions under Section 607.0834 of the FBCA. The FBCA does not affect a director’s responsibilities under any other law, such as federal securities laws.

We have also entered into indemnification agreements with each of the members of our board of directors and certain of our officers. Under the terms of the indemnification agreements, each director or officer is entitled to the right of indemnification if, by reason of his/her corporate status, he/she is, or is threatened to be made, a party to or participant in any threatened, pending or completed proceedings. The registrant will indemnify each director against expenses, judgments, damages, liabilities, losses, penalties, excise taxes and amounts incurred or paid by him/her or on his/her behalf in connection with such proceeding or any claim, issue or matter therein, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe his/her conduct was unlawful. The registrant will indemnify each director and officer for all expenses actually and reasonably incurred if he/she is successful on the merits. The indemnification agreements also provide for advancement of reasonable expenses, subject to proper notice being submitted to the registrant. We also maintain directors’ and officers’ liability insurance for our directors and officers.

At present, there is no pending litigation or other proceeding involving our directors or officers as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits (Including Those Incorporated By Reference)

Exhibit Number	Description

**3.1	Amended and Restated Articles of Incorporation of the Company dated November 17, 2005 (incorporated herein by reference to Exhibit 3.1 filed as part of the Company’s Form 10-Q for the quarter ended December 31, 2005).

**3.2	Amended and Restated By-laws of the Company (incorporated herein by reference to Exhibit 3.1 filed as part of the Company’s Form 8-K dated October 27, 2009).

**4.1	Indenture dated as of January 21, 2011, among the Elizabeth Arden, Inc. and U.S. Bank National Association, as trustee, with respect to the Elizabeth Arden, Inc.’s 7.375% Senior Notes due 2021 (incorporated herein by reference to Exhibit 4.1 filed as part of the Company’s Form 8-K dated January 21, 2011).

**4.2	First Supplemental Indenture dated as of January 30, 2014, among the Elizabeth Arden, Inc. and U.S. Bank National Association, as trustee, with respect to the Elizabeth Arden, Inc.’s 7.375% Senior Notes due 2021 (incorporated herein by reference to Exhibit 4.1 filed as part of the Company’s Form 8-K dated January 30, 2014).

**4.3	Registration Rights Agreement, dated January 30, 2014, respecting Elizabeth Arden, Inc.’s 7.375% Senior Notes due 2021, among Elizabeth Arden, Inc. and J.P. Morgan Securities LLC, as representative the initial purchasers (incorporated herein by reference to Exhibit 4.2 filed as part of the Company’s Form 8-K dated January 30, 2014).

**4.4	Form of the Company’s 7.375% Senior Note due 2021 (included in Exhibit 4.1).

*5.1	Opinion of Weil, Gotshal & Manges LLP.

*12.1	Ratio of earnings to fixed charges.

*23.1	Consent of PricewaterhouseCoopers LLP.

*23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

*24.1	Power of Attorney (included as part of the signature pages).

*25.1	Form T-1 statement of eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association, as trustee.

*99.1	Form of Letter of Transmittal.

*	Filed herewith.
**	Incorporated by reference herein.

Item 22.	Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miramar, State of Florida, on February 13, 2014.

ELIZABETH ARDEN, INC.

By:	/S/ E. SCOTT BEATTIE
E. Scott Beattie
Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of E. Scott Beattie and Oscar E. Marina, or either of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ E. SCOTT BEATTIE E. Scott Beattie	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)	February 13, 2014

/S/ MARCEY BECKER Marcey Becker	Senior Vice President Finance and Corporate Development (Principal Financial Officer)	February 13, 2014

/S/ DAVID B. RATTNER David B. Rattner	Vice President and Controller (Principal Accounting Officer)	February 13, 2014

/S/ FRED BERENS Fred Berens	Lead Independent Director	February 13, 2014

/S/ A. SALMAN AMIN A. Salman Amin	Director	February 13, 2014

/S/ MAURA J. CLARK Maura J. Clark	Director	February 13, 2014

/S/ RICHARD C.W. MAURAN Richard C.W. Mauran	Director	February 13, 2014

Signatures	Title	Date

/S/ WILLIAM M. TATHAM William M. Tatham	Director	February 13, 2014

/S/ J.W. NEVIL THOMAS J.W. Nevil Thomas	Director	February 13, 2014

Exhibit Index

Exhibit Number	Description

**3.1	Amended and Restated Articles of Incorporation of the Company dated November 17, 2005 (incorporated herein by reference to Exhibit 3.1 filed as part of the Company’s Form 10-Q for the quarter ended December 31, 2005).

**3.2	Amended and Restated By-laws of the Company (incorporated herein by reference to Exhibit 3.1 filed as part of the Company’s Form 8-K dated October 27, 2009).

**4.1	Indenture dated as of January 21, 2011, among the Elizabeth Arden, Inc. and U.S. Bank National Association, as trustee, with respect to the Elizabeth Arden, Inc.’s 7.375% Senior Notes due 2021 (incorporated herein by reference to Exhibit 4.1 filed as part of the Company’s Form 8-K dated January 21, 2011).

**4.2	First Supplemental Indenture dated as of January 30, 2014, among the Elizabeth Arden, Inc. and U.S. Bank National Association, as trustee, with respect to the Elizabeth Arden, Inc.’s 7.375% Senior Notes due 2021 (incorporated herein by reference to Exhibit 4.1 filed as part of the Company’s Form 8-K dated January 30, 2014).

**4.3	Registration Rights Agreement, dated January 30, 2014, respecting Elizabeth Arden, Inc.’s 7.375% Senior Notes due 2021, among Elizabeth Arden, Inc. and J.P. Morgan Securities LLC, as representative the initial purchasers (incorporated herein by reference to Exhibit 4.2 filed as part of the Company’s Form 8-K dated January 30, 2014).

**4.4	Form of the Company’s 7.375% Senior Note due 2021 (included in Exhibit 4.1).

*5.1	Opinion of Weil, Gotshal & Manges LLP.

*12.1	Ratio of earnings to fixed charges.

*23.1	Consent of PricewaterhouseCoopers LLP.

*23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

*24.1	Power of Attorney (included as part of the signature pages).

*25.1	Form T-1 statement of eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association, as trustee.

*99.1	Form of Letter of Transmittal.

*	Filed herewith.
**	Incorporated by reference herein.